Exhibit 10.3

EXECUTION VERSION

Deal CUSIP: 47759DAC9

Facility CUSIP: 47759DAD7

$225,000,000

SECOND LIEN TERM CREDIT AGREEMENT

among

JO-ANN STORES, LLC,

as the Borrower,

NEEDLE HOLDINGS LLC,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Bookrunners

-i-

-ii-

-iii-

SCHEDULES

I	Guarantors
1.01A	Certain Security Interests and Guarantees
1.01B	Designated Assets
1.01F	Mortgaged Properties
2.01	Commitment
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Legal Opinion of Latham & Watkins LLP
G-2	Legal Opinion of Thompson Hine LLP
H-1	First Lien/Second Lien Intercreditor Agreement
H-2	Pari Passu Intercreditor Agreement
I	United States Tax Compliance Certificate
J	Intercompany Subordination Agreement
K	Solvency Certificate
L	Discount Range Prepayment Notice
M	Discount Range Prepayment Offer

-iv-

N	Solicited Discounted Prepayment Notice
O	Acceptance and Prepayment Notice
P	Specified Discount Prepayment Notice
Q	Solicited Discounted Prepayment Offer
R	Specified Discount Prepayment Response

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CREDIT AGREEMENT

This SECOND LIEN TERM CREDIT AGREEMENT (“Agreement”) is entered into as of May 21, 2018 among JO-ANN STORES, LLC, an Ohio limited liability company (the “Borrower”), NEEDLE HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of Initial Loans on the Closing Date in an initial aggregate principal amount of $225,000,000 pursuant to this Agreement.

The proceeds of the Initial Loans and, if applicable, borrowings under the ABL Credit Agreement (as defined herein), together with a portion of cash on hand, will be used to repurchase or redeem in full the Topco Notes (as defined herein) and pay accrued interest, fees and expenses in connection with the foregoing.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Refinancing Transactions” means the refinancing transactions described in the recitals.

“ABL Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Facilities Documentation, or any successor administrative agent and collateral agent under the ABL Facilities Documentation.

“ABL Credit Agreement” means that Amended and Restated Credit Agreement, dated as of October 21, 2016 among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and the ABL Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facilities” means the asset-based revolving credit facilities under the ABL Credit Agreement.

“ABL Facilities Documentation” means the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“ABL Intercreditor Agreement” means the amended and restated intercreditor agreement dated as of the Closing Date among the First Lien Term Administrative Agent, the ABL Administrative Agent, the Administrative Agent and the Loan Parties, or any other intercreditor agreement among the ABL Administrative Agent, one or more Senior Representatives of Permitted Priority Secured Debt, Permitted Pari Passu Secured Debt or Permitted Junior Secured Refinancing Debt, the First Lien Term Administrative Agent, the Administrative Agent and the Collateral Agent on terms, taken as a whole, reasonably determined by the Administrative Agent to be not materially adverse to the Lenders compared to those contained in the intercreditor agreement described above, as the same may be supplemented or amended from time to time.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Additional Lender” means, at any time, any bank, other financial institution, institutional investor or, subject to Sections 10.07(h) and (i), Affiliated Lender that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.12 or (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.13; provided that each Additional Lender (other than any Person that is an Affiliate of a Lender, an Approved Fund of a Lender at such time or an Affiliated Lender) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Affiliated Lender” means, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, the Borrower or any of their respective Subsidiaries) at such time.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Supplemental Administrative Agents (if any) and the Arranger.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Second Lien Term Credit Agreement, as amended, restated, modified, replaced, extended, renewed or supplemented from time to time in accordance with the terms hereof.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate or Base Rate floor greater than 1.00% or 2.00%, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate), or otherwise; provided that (i) OID and upfront fees on floating rate Indebtedness shall be equated to an interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of the incurrence of the applicable Indebtedness) and (ii) “All-In Yield” with respect to any fixed rate indebtedness shall be determined in accordance with bond market convention (as reasonably determined by the Administrative Agent) and adjusted to a floating rate yield (based on mid-rate swaps having a term equivalent to such fixed rate Indebtedness at the time of issuance thereof as reasonably determined by the Administrative Agent); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees paid to arrangers for such Indebtedness.

“Annual Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of the Saturday closest to each of January 31, 2018, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Borrower for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Applicable ECF Builder Percentage” means for any fiscal year of the Borrower, 100% minus the ECF Percentage for such fiscal year.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity.”

“Applicable Prepayment Premium” means, with respect to any Initial Loan being prepaid, (i) prior to the date that is one year after the Closing Date, 2% of the principal amount of such Initial Loan so prepaid, (ii) on or after the date that is one year after the Closing Date and prior to the date that is two years after the Closing Date, 1% of the principal amount of such Initial Loan so prepaid and (iii) on or after the date that is two years after the Closing Date, 0% of the principal amount of such Initial Loan so prepaid.

“Applicable Rate” means a percentage per annum equal to (i) for Eurodollar Rate Loans, 9.25% and (ii) for Base Rate Loans, 8.25%.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Bank of America, N.A., Barclays Bank PLC and JPMorgan Chase Bank, N.A., each in its capacity as a joint lead arranger and joint bookrunner under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time (the “Reference Date”), the sum of:

(a) (i) $26,733,300.52 plus (ii) an amount equal to the Available Excess Cash Flow Amount; plus

(b) the amount of any capital contributions or Net Cash Proceeds from Permitted Equity Issuances (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) received or made by the Borrower (or any direct or indirect parent thereof and contributed by such parent to the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(c) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all dividends, distributions, returns of principal, interest, profits on sale and similar amounts received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary from any Minority Investments, Unrestricted Subsidiaries or Investments made pursuant to Section 7.02(n) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) to the extent not (A) included in clause (a) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all repayments of principal, interest or similar amounts received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries and the fair market value of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (to the extent the Investment in such Unrestricted Subsidiary was made in reliance on the Available Amount) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries; plus

(e) to the extent not (A) included in clause (a) above, (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (C) required to be applied to prepay Loans in accordance with Section 2.03(b)(ii), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(f) the aggregate amount of mandatory prepayments declined pursuant to Section 2.03(b)(vi); minus

(g) the aggregate amount of any Investments made pursuant to Section 7.02(c)(iv)(B)(y), 7.02(i)(B)(ii) and Section 7.02(n)(ii), any Restricted Payment made pursuant to Section 7.06(k)(ii) or any payment made pursuant to Section 7.12(a)(D)(2) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (g), without taking account of the intended usage of the Available Amount on such Reference Date in the contemplated transaction).

“Available Excess Cash Flow Amount” means, on any Reference Date the Applicable ECF Builder Percentage multiplied by the Excess Cash Flow for the entire fiscal year (including any period thereof prior to the Closing Date) ending on or around January 31, 2019 and each full fiscal year of the Borrower thereafter for which financial statements have been delivered pursuant to Section 6.01(a) on or prior to the applicable Reference Date; provided that in no event shall the Available Excess Cash Flow Amount at any time be less than zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate,” (c) the Eurodollar Rate plus 1.00% and (d) 2.00%. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Base” means, on any date, the sum of (x) 90% of 10% of the net sales of the Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, for the most recent fiscal month for which internal financial statements are available at such time plus (y) 80% of the book value of inventory of the Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, as of the last day of the most recent fiscal month of the Borrower for which internal financial statements are available at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the Capitalized Lease Obligation with respect thereto; provided further that any lease that would be characterized as an operating lease in accordance with GAAP on the Closing Date (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a Capitalized Lease.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(c) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) above or clause (g) below entered into with any financial institution meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 12 months after the date of creation thereof;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 12 months or less from the date of acquisition;

(i) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(j) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (i) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (j) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Bank” means any Person that is an Agent or Lender or an Affiliate of an Agent or Lender on the Closing Date or at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be an Agent, Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”; provided that no obligations designated as “Cash Management Obligations” under the First Lien Term Facilities shall be designated as Cash Management Obligations hereunder.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair, or as compensation for the taking of, such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the earliest to occur of:

(a) (i) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders ceasing to own, in the aggregate, directly or indirectly, beneficially and of record, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(ii) at any time upon or after the consummation of a Qualifying IPO, (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders;

unless, in the case of either clause (a)(i) or (a)(ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(b) any “Change of Control” (or any comparable term) in any document pertaining to the ABL Facilities or the First Lien Term Facilities; or

(c) the Borrower ceases to be a direct wholly owned Subsidiary of Holdings (or any Successor Holdings or other successor under Section 7.04(a)).

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans (other than in the form of additional Initial Loans), Other Loans or Extended Loans, (b) any Commitment, refers to whether such Commitment is a Commitment in respect of Initial Loans, Other Term Commitment (and, in the case of an Other Term Commitment, the Class of Loans to which such commitment relates), or a Commitment in respect of a Class of Loans to be made pursuant to an Incremental Amendment or an Extension Offer and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Loans, Incremental Loans and Extended Loans that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Distribution” means an aggregate amount equal to the principal amount required for the redemption of the TopCo Notes and any accrued interest, premium, fees or costs associated therewith.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Investor” means (a) the assignees, if any, of the equity commitments of any Sponsor who became holders of Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) on or around March 18, 2011 (the “Original LBO Closing Date”) and (b) the transferees, if any, that acquired, within 60 days of the Original LBO Closing Date, any Equity Interests in the Borrower (or any of the direct or indirect parent companies of the Borrower) held by any Sponsor as of the Original LBO Closing Date.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iv) or pursuant to Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed by Holdings, each Restricted Subsidiary of the Borrower that is a wholly owned Material Domestic Subsidiary and not an Excluded Subsidiary including those that are listed on Schedule I hereto (each, a “Guarantor”), and any Restricted Subsidiary of the Borrower that Guarantees the First Lien Term Facilities, any Indebtedness incurred by the Borrower pursuant to the ABL Facilities (or is a co-borrower with the Borrower thereunder), any Junior Financing, any Credit Agreement Refinancing Indebtedness, any Permitted Priority Secured Debt or Permitted Pari Passu Secured Debt (or, in each case, any Permitted Refinancing thereof) shall be a Guarantor hereunder;

(c) the Obligations and the Guaranty shall have been secured by a second-priority security interest (subject to non-consensual Liens permitted by Section 7.01) in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests of each direct, wholly owned Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (iii)(A)) that is directly owned by the Borrower or any Subsidiary Guarantor and (iii) 65% of the issued and outstanding Equity Interests of (A) each wholly owned Domestic Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor and substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (B) each wholly owned Foreign Subsidiary that is directly owned by the Borrower or by any Subsidiary Guarantor;

(d) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts (other than deposit accounts, other bank or securities accounts or any Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests (x) in Current Asset Collateral shall be subject to the terms of the ABL Intercreditor Agreement and (y) shall be subject to the terms of the First Lien/Second Lien Intercreditor Agreement; and

(e) the Collateral Agent shall have received, each in form and substance reasonably acceptable to the Collateral Agent, (i) counterparts of a Mortgage with respect to each Material Real Property listed on Schedule 1.01F or required to be delivered pursuant to Section 6.11 and 6.13(b) (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) fully paid Mortgage Policies in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction, (iii) such surveys, abstracts and appraisals and such customary opinions of local counsel and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property, including evidence of payment by any applicable Loan Party of all title policy premiums, and related charges, mortgage recording taxes, fees and expenses required in connection with recording the Mortgages and issuing the Mortgage Policies, copies of all leases in which any Loan Party holds the lessor’s interest, if any, and (iv) (A) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property duly executed and acknowledged by the appropriate Loan Parties and (B) with respect to any Mortgaged Property which is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance as required by Section 6.07 hereof.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent and the Borrower, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys abstracts or appraisals in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Sections 4.01(a)(iv), 6.11 or 6.13, the Guaranty, the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, the Pari Passu Intercreditor Agreement (if any), the Junior Lien Intercreditor Agreement (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 under the caption “Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Commitments on the Closing Date is $225,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of the chief financial officer (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending on or about January 31, 2019, of Excess Cash Flow for such fiscal year, (c) commencing with the certificate delivered pursuant to Section 6.02(a) for the first fiscal quarter ending after the Closing Date, setting forth a calculation of the Net Leverage Ratio as of the end of the most recent Test Period and (d) in the case of financial statements delivered under Section 6.01(a), setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by or on behalf of, Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves, (E) revolving loans, swingline loans and letter of credit obligations under the ABL Facilities or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs and (I) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased by (without duplication):

(i) (A) provision for taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income and (B) amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 7.06(g), solely to the extent such amounts were deducted in computing Consolidated Net Income, plus

(ii) (A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income, plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(iv) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, the Refinancing Transactions and the 2018 Refinancing Transactions, in each case, deducted in computing Consolidated Net Income, plus

(v) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the closing of any Stores or distribution centers after the Closing Date; plus

(vi) the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC) product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs, plus

(vii) any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income, plus

(ix) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 and deducted in such period in computing Consolidated Net Income, plus

(x) [reserved], plus

(xi) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xiii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount;

(b) decreased by (without duplication):

(i) any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated First Lien Net Debt” means, as of any date of determination, Consolidated Net Debt that is secured by a Lien on any asset or property of any Loan Party or any Restricted Subsidiary (other than the Obligations and any such amount of Consolidated Net Debt that is secured solely by Liens on the Collateral that are expressly pari passu (without regard to exercise of remedies) or subordinated to the Liens securing the Obligations).

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt, minus (b) the amount of cash and Cash Equivalents on a consolidated balance sheet of the Borrower that are not “Restricted” for purposes of GAAP on such balance sheet.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, fees and expenses in connection with the Refinancing Transactions and the 2018 Refinancing Transactions, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation thereof by Item 10(e) of Regulation S-K promulgated by the SEC), shall be excluded,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP,

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments, shall be excluded,

(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(j) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded, and

(k) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Transaction, shall be excluded.

“Consolidated Total Debt” means, as of any date of determination, (A) the aggregate principal amount of TopCo Notes outstanding on such date (if any) plus (B) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Debt that is designated in writing to the Administrative Agent by a Responsible Officer of the Borrower as “Credit Agreement Refinancing Indebtedness” on or prior to the date of incurrence, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Other Loans, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (“Refinanced Term Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Term Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and OID on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension.

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Assets” means the assets set forth on Schedule 1.01B.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Disposition).

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit L.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means:

(1) any Person that is a competitor of the Borrower and identified by the Borrower in good faith in writing to the Administrative Agent from time to time after the Closing Date;

(2) those banks, financial institutions, other institutional lenders and investors and other entities that were identified by the Borrower as such in writing to the Administrative Agent on or prior to the Closing Date; and

(3) any Affiliates of Persons described in the foregoing clauses (1) and (2) that are readily identifiable as such solely on the basis of their names (other than any such Affiliate that is a bank, financial institution or fund (other than a Person described in clause (2) above) that regularly invest in commercial loans or similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor or Person referred to in clause (2) above make investment decisions);

provided that in no event shall any update to the list of Disqualified Institutions (A) be effective prior to two Business Days after receipt thereof by the Administrative Agent or (B) apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement or that is party to a pending trade.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions may be made available by the Administrative Agent on the Platform and to prospective assignees and Participants (including Public Lenders).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.07(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived, (g) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (i) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, (i) the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to the Interest Period for such Eurodollar Rate Loan or (ii) a comparable or successor rate determined pursuant to Section 2.16; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; provided, further that the Eurodollar Rate shall be no less than 1.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi) cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges excluded by virtue of clauses (a) through (k) of the definition of “Consolidated Net Income,”

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior periods, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Loans, (Y) all prepayments in respect of the ABL Facilities and except to the extent there is an equivalent permanent reduction in commitments thereunder, all other prepayments of any other revolving credit facility and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a)) made during such period, in each case except to the extent financed with the proceeds of other long term Indebtedness (other than the proceeds of any revolving Indebtedness) of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior periods, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this clause if made by the Borrower or a Restricted Subsidiary) and (k)) and (n) and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries and not made in reliance on any basket calculated by reference to the Available Amount,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h), (i), (k)(i), (k)(ii) (solely to the extent made in reliance on clause (a)(i) of the definition of “Available Amount”) and (l), in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (e) any Subsidiary that is prohibited or restricted by applicable Law from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, (g) any Subsidiary that is a not-for-profit organization, (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing the Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (i) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any tax on such recipient’s net income or profits (or franchise tax or minimum tax imposed in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction (including, for the avoidance of doubt, any backup withholding in respect of such a tax under section 3406 of the Code) or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents, (b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (a), (c) with respect to any Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.07), any U.S. federal withholding tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender) or designates a new Lending Office or experiences a change in circumstances (other than a Change in Law), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment or change in circumstances), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to Section 3.01, (d) any withholding tax attributable to such recipient’s failure to comply with Section 3.01(c), (e) any tax imposed as a result of such recipient’s failure to establish a complete exemption under FATCA and (f) any interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (e) of this definition.

“Extended Loans” has the meaning specified in Section 2.14(a).

“Extending Lender” has the meaning specified in Section 2.14(a).

“Extension” has the meaning specified in Section 2.14(a).

“Extension Offer” has the meaning specified in Section 2.14(a).

“Facility” means the Initial Loans, any Extended Loans, any Incremental Loans or any Other Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (including, for the avoidance of doubt, any agreements between governmental authorities implementing such provisions, any law implementing such agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Code) and any amended or successor provisions that are substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“First Lien Term Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the First Lien Term Facilities Documentation, or any successor administrative agent and collateral agent under the First Lien Term Facilities Documentation.

“First Lien Term Credit Agreement” means that certain Credit Agreement, dated as of October 21, 2016 among the Borrower, Holdings, the guarantors party thereto, the lenders party thereto and the First Lien Term Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“First Lien Term Facilities” means the term loan facilities under the First Lien Term Credit Agreement.

“First Lien Term Facilities Documentation” means the First Lien Term Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“First Lien/Second Lien Intercreditor Agreement” means the Second Lien Intercreditor Agreement, dated as of the Closing Date in the form of Exhibit H-1, by and among the First Lien Term Administrative Agent, the Collateral Agent and the Loans Parties, as amended or supplemented from time to time.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(v).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(v).

“Foreign Plan” means any material employee benefit plan, program or agreement maintained or contributed to by, or entered into with, Holdings or any Subsidiary of Holdings with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (i) accounting for leases shall be determined in accordance with generally accepted accounting principles in the United States as in effect on the Closing Date and (ii) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness for borrowed money). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty in form and substance reasonably satisfactory to the Administrative Agent, and any such Restricted Subsidiary shall be a Guarantor hereunder for all purposes.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit E and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all substances, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, and radon gas, regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of any of the foregoing.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3).

“Identified Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Incremental Amendment” has the meaning specified in Section 2.12(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(a).

“Incremental Loans” has the meaning specified in Section 2.12(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include (A) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Restricted Subsidiaries that are not Loan Parties, exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Loans” has the meaning specified in Section 2.01.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Restricted Subsidiary of the Borrower, in substantially the form of Exhibit J.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the applicable Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and, except as contemplated by Section 2.01, ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months (or one week as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made)), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrower.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person in whom the Borrower or any of the Restricted Subsidiaries beneficially owns any Equity Interest that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary).

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means a junior lien intercreditor agreement among the Collateral Agent and one or more Senior Representatives, including one or more Senior Representatives for the holders of Permitted Junior Secured Refinancing Debt or Permitted Ratio Debt, in form reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which the Liens securing such other Indebtedness are subordinated to the Liens securing the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Other Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment or an Incremental Amendment, as the case may be, and to the extent such Refinancing Amendment or Incremental Amendment shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 2.16(a).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Acquisition” means any Investment or acquisition (whether by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise) by the Borrower or one or more of its Restricted Subsidiaries permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment or Extension Offer, (d) the Guaranty and (e) the Collateral Documents.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective material payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent (taken as a whole) under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the last day of such fiscal quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maturity Date” means (i) with respect to the Initial Loans that have not been extended pursuant to Section 2.14, the date that is six years after the Closing Date (the “Original Loan Maturity Date”), (ii) with respect to any tranche of Extended Loans, the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender or Lenders, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Incremental Amount” means the sum of (x) $20,000,000 minus the principal amount of Permitted Priority Secured Debt incurred in reliance on clause (iii)(x) of the definition of “Permitted Priority Secured Debt,” plus (y) the aggregate principal amount of optional prepayment of loans under the First Lien Term Credit Agreement, Permitted Priority Secured Debt and any Permitted Refinancing of the foregoing (except to the extent relied on to incur Permitted Priority Secured Debt pursuant to subclause (iii)(y) of the definition thereof) and Loans pursuant to Section 2.03(a)(i) and, solely to the extent of the prepayment price thereof, Section 2.03(a)(iv) and the amount actually paid in cash pursuant to any assignment made in accordance with Section

10.07(h)(iv), plus (z) subject to Section 1.10, an unlimited amount so long as on a Pro Forma Basis (but excluding the cash proceeds thereof), the Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements are available would not exceed 4.50 to 1.00; provided that (i) the Borrower may incur Incremental Loans and Permitted Pari Passu Secured Debt in reliance on clause (z) prior to clause (x) or (y), (ii) in the event that the Borrower does not make an election as to which clause of this definition it is relying on, it shall be deemed to have incurred all Incremental Loans and Permitted Pari Passu Secured Debt pursuant to clause (z) to the full extent permitted thereby prior to being deemed to have incurred any amounts in reliance on clause (x) or (y) of this definition, (iii) the Borrower may incur Incremental Loans and/or Permitted Pari Passu Secured Debt in reliance on clauses (x) and (y) of this definition concurrently with any incurrence of Incremental Loans and/or Permitted Pari Passu Secured Debt in reliance on clause (z) of this definition and, in such event, amounts incurred in reliance on clause (x) and (y) (and the proceeds thereof) shall be excluded from the calculation of Consolidated Net Debt for purposes of the determination of the Net Leverage Ratio for such concurrent incurrence pursuant to clause (z) and (iv) the Borrower may incur Permitted Ratio Debt in reliance on clause (x) or (y) above.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.14(b).

“Minority Investment” means any Person other than a Subsidiary in which the Borrower or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation, Credit Agreement Refinancing Indebtedness and other Indebtedness secured on a pari passu basis with (or junior priority basis to) the Obligations), (B) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or

Casualty Event, (C) taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Cash Proceeds under this clause (a) in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $11,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-US Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party or Restricted Subsidiary arising under any Secured Hedge Agreement and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document excluding, in each case, any such tax that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (an “Assignment Tax”), but only if (1) such Assignment Tax is imposed as a result of a present or former connection of the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction specifically contemplated by, or enforced, any Loan Documents) and (2) the assignment, participation, etc., giving rise to such Assignment Tax did not take place at the request of the Borrower.

“Other Term Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Pari Passu Intercreditor Agreement” means a pari passu intercreditor agreement among the Collateral Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Debt (or Permitted Refinancing thereof) substantially in the form of Exhibit H-2, with such changes thereto, taken as a whole, as the Administrative Agent reasonably determines are not materially adverse to the Lenders.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) the Co-Investors, provided that for purposes of the definition of “Change of Control” (i) in each of clause (a)(i), the final reference to Permitted Holders in clause (a)(ii) and the proviso to clause (a), the Co-Investors shall not constitute Permitted Holders at any time that they hold voting power equal to more than 20% of the ordinary voting power of all Equity Interests collectively held by the Sponsor, the Management Stockholders and the Co-Investors, (ii) in the final reference to Permitted Holders in clause (a)(ii), the Co-Investors shall not constitute Permitted Holders if they are part of the “group” referred to in clause (a)(ii)(2) of the definition of “Change of Control” and (iii) in the parenthetical in each of clauses (a)(ii)(1) and (2), the Co-Investors shall not constitute Permitted Holders.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Guarantor in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Collateral Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) a Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower, then Holdings, the Borrower, the Subsidiary Guarantors, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Guarantor in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) either (x) the aggregate principal amount of Permitted Pari Passu Secured Debt previously issued under this clause (x), when aggregated with the aggregate principal amount of Incremental Loans previously borrowed (and the aggregate principal amount of Permitted Ratio Debt incurred in reliance on clauses (x) or (y) of the definition of “Maximum Incremental Amount” and the aggregate principal amount of Permitted Priority Secured Debt incurred in reliance on clause (x) of the definition of “Maximum Incremental Amount”), does not exceed the Maximum Incremental Amount; provided that any Indebtedness incurred in reliance on this clause (x) shall be subject to the provisions of Section 2.12(a)(e) to the same extent as if such Indebtedness was in the form of Incremental Loans or (y) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than (w) customary offers to repurchase upon a change of control, asset sale or casualty event, (x) customary acceleration rights after an event of default, (y) customary rollover (or equivalent repayment) provisions in any bridge facility or (z) with the proceeds of any Permitted Refinancing thereof) prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement, (B) the First Lien/Second Lien Intercreditor Agreement and (C) a Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Debt incurred by the Loan Parties, then the Loan Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Pari Passu Intercreditor Agreement. Permitted Pari Passu Secured Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Priority Secured Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Guarantor in the form of one or more series of senior secured notes or loans that is secured by Liens that are senior to the Liens securing the Obligations; provided that (i) such Indebtedness is not secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, (iii) the aggregate principal amount of such Indebtedness shall not exceed sum of (x) $20,000,000 minus the aggregate principal amount of Indebtedness incurred in reliance on subclause (x) of the definition of “Maximum Incremental Amount” plus (y) the aggregate principal amount (or if less, the price at which such Indebtedness was retired) of optional prepayments and optional redemptions of Indebtedness under the First Lien Term Credit Agreement, Permitted Priority Secured Debt and Permitted Refinancings of the foregoing (except to the extent relied on to incur Permitted Ratio Debt or Incremental Loans) (in each case, other than in connection with a refinancing), plus (z) subject to Section 1.10, an unlimited amount so long as on a Pro Forma Basis (but excluding the cash proceeds thereof), the First Lien Net Leverage Ratio as of the last day of the most recent Test Period for which financial statements are available would not exceed 3.25 to 1.00; provided that (A) the Borrower may incur Permitted Priority Secured Debt in reliance on subclause (z) prior to subclause (x) or (y), (B) in the event that the Borrower does not make an election as to which clause of this definition it is relying on, it shall be deemed to have incurred all Permitted Priority Secured Debt pursuant to subclause (z) to the full extent permitted thereby prior to being deemed to have incurred any amounts in reliance on subclause (x) or (y) of this definition and (C) the Borrower may incur Permitted Priority Secured Debt in reliance on subclauses (x) and (y) of this definition concurrently with any incurrence of Permitted Priority Secured Debt in reliance on clause (z) of this definition and, in such event, amounts incurred in reliance on clause (x) and (y) (and the proceeds thereof) shall be excluded from the calculation of Consolidated First Lien Net Debt for purposes of the determination of the First Lien Net Leverage Ratio for such concurrent incurrence pursuant to clause (z) and (iv) except in the case of additional Indebtedness under the First Lien Term Credit Agreement, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of (A) the ABL Intercreditor Agreement and (B) the First Lien/Second Lien Intercreditor Agreement. Permitted Priority Secured Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Ratio Debt” means Indebtedness of the Borrower and/or any Subsidiary Guarantor provided that (a) such Indebtedness is unsecured, subordinated in right of payment to the Obligations or secured solely by Liens on the Collateral ranking junior to the Liens securing the Obligations pursuant to a Junior Lien Intercreditor Agreement, (b) such Indebtedness does not mature prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred (except that Indebtedness may have an initial maturity that is earlier than the Latest Maturity Date so long as such Indebtedness automatically converts to Indebtedness maturing after the Latest Maturity Date subject only to the condition that no payment event of default or bankruptcy (with respect to the Borrower and its Subsidiaries) event of default exists on the initial maturity date), (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than (w) customary offers to repurchase upon a change of control, asset sale or casualty event, (x) customary acceleration rights after an event of default, (y) customary rollover (or equivalent repayment) provisions in any bridge facility or (z) from the proceeds of a

Permitted Refinancing thereof) prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date at the time such Indebtedness is incurred, (d) immediately after giving effect thereto and to the use of the proceeds thereof (but excluding any cash proceeds thereof), (i) no Event of Default shall exist or result therefrom (or, in the case of any Limited Condition Acquisition, no Event of Default under Section 8.01(a) or 8.01(f) as of the Transaction Agreement Date), (ii) unless such Permitted Ratio Debt is being incurred in reliance on clause (x) or (y) of the definition of Maximum Incremental Amount, the Net Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness is less than or equal to 4.50:1.00 and (e) such Indebtedness is issued on market terms for the type of Indebtedness issued and for issuers having a similar credit profile and in any event (other than pricing, premiums and optional prepayment or redemption provisions) not materially less favorable to the Borrower, the Restricted Subsidiaries and the Lenders than the terms and conditions of this Agreement (unless (A) such materially less favorable terms are not applicable until after the then Latest Maturity Date or (B) this Agreement is amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to incorporate such materially less favorable provisions for the benefit of the Lenders (which amendment shall not, notwithstanding anything herein to the contrary, require the consent of any Lender)); provided that a certificate of the Borrower as to the satisfaction of the conditions described in clause (e) above delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements, shall be conclusive unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(b), Section 7.03(e) or Section 7.03(s), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) such modification, refinancing, refunding, renewal, replacement or extension shall constitute Junior Financing on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (excluding as to subordination, pricing, premiums and optional prepayment or redemption provisions) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness, (e) in the case of any Permitted Refinancing in respect of the ABL Facilities, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the ABL Intercreditor Agreement and (f) in the case of any secured Permitted Refinancing in respect of the First Lien Term Facilities and any Permitted Priority Secured Debt, such Permitted Refinancing is secured only by assets constituting Collateral and is subject to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Subsidiary Guarantor in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, or the calculation of Consolidated EBITDA hereunder, the determination or calculation of such test, covenant, ratio or Consolidated EBITDA (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Projections” has the meaning specified in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Holding Company Debt” means unsecured Indebtedness of Holdings (A) that is not subject to any Guarantee by any Subsidiary of Holdings, (B) that will not mature prior to the date that is six (6) months after the Latest Maturity Date in effect on the date of issuance or incurrence thereof, (C) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (E) below), (D) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (1) the date that is four (4) years from the date of the issuance or incurrence thereof and (2) the date that is ninety-one (91) days after the Latest Maturity Date in effect on the date of such issuance or incurrence, and (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Refinanced Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent (whose consent shall not be unreasonably withheld) and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Loans being incurred pursuant thereto, in accordance with Section 2.13.

“Refinanced Term Debt” has the meaning specified in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Transactions” has the meaning set forth in the First Lien Credit Agreement.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility, the ABL Facilities or the First Lien Term Facilities.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Facility Lenders” means, with respect to any Facility on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Facility and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) outstanding Loans and (b) aggregate unused Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof) other than (i) the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees or service providers of Holdings (or any direct or indirect parent thereof) or any Subsidiary solely in their capacity as employees or service providers and (ii) other than payments of intercompany indebtedness permitted under this Agreement, unless such payments are made in the form of dividends or other distributions that would otherwise be classified as Restricted Payments hereunder.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank; and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement”; provided that no Swap Contract designated as a “Secured Hedge Agreement” under the First Lien Term Facilities shall be a Secured Hedge Agreement hereunder.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment subject to a Qualified Securitization Financing and the proceeds thereof.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings, the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Holdings, the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit F, together with each other Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of Permitted Priority Secured Debt, Permitted Pari Passu Secured Debt, Permitted Junior Secured Refinancing Debt, Permitted Ratio Debt or any Permitted Refinancing thereof, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit N.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit P.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit R, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(a) (with respect to organizational existence only), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii), 5.04, 5.13, 5.16, 5.18 and 5.19.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a Store or any Disposition of a business unit, line of business or division or a Store of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means Leonard Green & Partners, L.P. and any of its Affiliates and funds or partnerships managed or advised by it or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsors or their advisors and Holdings and the Borrower, as the same may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, but only to the extent that any such amendment, modification, supplement or other modification does not, directly or indirectly, increase the obligation of Holdings, the Borrower or any of its Restricted Subsidiaries to make any payments thereunder.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower that are customary in a Securitization Financing.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.12(a).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” has the meaning given to such term in Section 3.01(e).

“Term Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(d) or Section 6.01(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended February 3, 2018. A Test Period may be designated by reference to the last day thereof (i.e., the “February 3, 2018 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended February 3, 2018), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $40,250,000.

“TopCo Notes” means Jo-Ann Stores Holdings Inc.’s 9.75%/10.50% senior PIK toggle notes due 2019 in aggregate principal amount of $274,465,000 outstanding immediately prior to the Closing Date.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Annual Financial Statements.

“Transaction” means the merger of Needle Merger Sub Corp. an Ohio corporation, with and into the Borrower on March 18, 2011 and the transactions related thereto.

“Transaction Agreement Date” has the meaning assigned to such in Section 1.10.

“Transaction Expenses” means the fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transaction and the transactions contemplated thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning given to such term in Section 3.01(c).

“Unrestricted Subsidiary” means (i) each Securitization Subsidiary and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 6.14 or ceases to be a Subsidiary of the Borrower.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Refinanced Term Debt or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc.Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.07 Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e. each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, Consolidated EBITDA and any financial ratio or test, including the First Lien Net Leverage Ratio and the Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.08, when calculating the First Lien Net Leverage Ratio for purposes of Section 2.03(b)(i), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating Consolidated EBITDA and any financial ratios or tests, including the First Lien Net Leverage Ratio and the Net Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the First Lien Net Leverage Ratio and the Net Leverage Ratio and Consolidated EBITDA shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or reasonably expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) relating to such Specified Transaction, and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits theretofore realized during such period from such actions; provided that any such projected “run rate” cost savings, operating expense reductions and synergies shall only be permitted to be included to the extent consistent with the requirements applicable to pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the First Lien Net Leverage Ratio and the Net Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under the ABL Facility or any other revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the First Lien Net Leverage Ratio and the Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

SECTION 1.09 Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the First Lien Net Leverage Ratio and the Net Leverage Ratio amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.10 Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition for purposes of determining

(a) whether any Indebtedness that is being incurred in connection with such Limited Condition Acquisition is permitted to be incurred in compliance with Section 7.03 or Section 2.12;

(b) whether any Lien being incurred in connection with such Limited Condition Acquisition is permitted to be incurred in accordance with Section 7.01 or Section 2.12;

(c) whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Acquisition complies with the covenants or agreements contained in this Agreement; and

(d) any calculation of the ratios or baskets, including the Net Leverage Ratio, First Lien Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA and/or pro forma cost savings and baskets determined by reference to Consolidated EBITDA or Total Assets and whether a Default or Event of Default exists in connection with the foregoing:

at the option of the Borrower, the date that the definitive agreement for such Limited Condition Acquisition is entered into (the “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Borrower elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Net Leverage Ratio, First Lien Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA and/or Total Assets of the Borrower from the Transaction Agreement Date to the date of consummation of such Limited Condition Acquisition will not be taken into account for purposes of determining whether any Indebtedness or Lien that is being incurred in connection with such Limited Condition Acquisition is permitted to be incurred, or whether any other transaction undertaken in connection with such Limited Condition Acquisition by the Borrower or any of the Restricted Subsidiaries complies with the Loan Documents and (b) after the Transaction Agreement Date and until such Limited Condition Acquisition is consummated or the definitive agreements in respect thereof are terminated or expire, such Limited Condition Acquisition and all transactions proposed to be undertaken in connection therewith (including without limitation the incurrence of Indebtedness and Liens) will be given Pro Forma Effect when determining compliance of other transactions (including without limitation the incurrence of Indebtedness and Liens unrelated to such Limited Condition Acquisition) that are consummated after the Transaction Agreement Date and on or prior to the date of consummation of such Limited Condition Acquisition and any such transactions (including without limitation any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the Transaction Agreement Date and be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the Transaction Agreement Date and before the date of consummation of such Limited Condition Acquisition (or the date the definitive agreements in respect thereof are terminated or expire); provided that solely with respect to Restricted Payments only (and only until such time as the applicable Limited Condition Acquisition has been consummated or the definitive documentation for such Limited Condition Acquisition is terminated), such calculation shall also be made on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make to the Borrower a loan denominated in Dollars (an “Initial Loan”) equal to its Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loan; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as provided in Section 2.15; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and the payment amount specified in such notice shall be due and payable on the date specified therein. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.03(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided, that at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.

(iii) [Reserved].

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Company Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company Party (it being understood that different

Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the relevant Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Company Parties and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Company Party shall make a representation to the Lenders that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Company Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Subject to Section 2.03(b)(vii), within fifteen (15) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clause (b)(v) of this Section 2.03, prepay an aggregate principal amount of Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended on or about January 31, 2019) minus (B) the sum of (at the Borrower’s option) (i) all voluntary prepayments of Loans (including any Incremental Loans), pursuant to Section 2.03(a)(i), 2.03(a)(iv) (in an amount equal to the discounted amount actually paid in respect of the principal amount of such Loans), and the amount actually paid in cash pursuant to any assignment made in accordance with Section 10.07(h)(iv), in each case, during such fiscal year (or after the end of such fiscal year and prior to the time such mandatory prepayment is due, without duplication in any other Excess Cash Flow period) and (ii) all voluntary prepayments of loans under the ABL Facilities during such fiscal year (or after the end of such fiscal year and prior to the time such mandatory prepayment is due, without duplication in any other Excess Cash Flow period) to the extent accompanied by a corresponding permanent reduction in the commitments under the ABL Facilities, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of long term Indebtedness (other than revolving borrowings); provided that (x) the ECF Percentage shall be 25% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.50 to 1.0 and greater than 2.00 to 1.0 and (y) the ECF Percentage shall be 0% if the First Lien Net Leverage Ratio for the fiscal year covered by such financial statements was less than or equal to 2.00 to 1.0.

(ii) Subject to Section 2.03(b)(vii), (A) if (x) the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than (X) any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (p), (s) and (t) and (Y) so long as the ABL Credit Agreement is in effect, any Disposition of Current Asset Collateral) or (y) any Casualty Event occurs (other than with respect to Current Asset Collateral so long as the ABL Facility or any Permitted Refinancing thereof is in effect), which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds, subject to clause (b)(v) of this Section 2.03, an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted Pari Passu Secured Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Pari

Passu Secured Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof; provided, further, that, no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.03(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred and eighty (180) days of the date of such legally binding commitment; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (iv) and (v) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.03.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) (A) Except as may otherwise be set forth in any Refinancing Amendment, Extension Offer or any Incremental Amendment, each prepayment of Loans pursuant to this Section 2.03(b) shall be applied ratably to each Class of Loans then outstanding (provided, that any prepayment of Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Loans selected by the Borrower) and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment; provided that the Borrower may apply the Net Cash Proceeds of any mandatory prepayment from asset sales or casualty events ratably to the payment of Loans under the Facility, any Permitted Pari Passu Secured Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) to the extent required by the terms of such other indebtedness.

(v) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.03(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.03(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (i) or (ii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clause (i) or (ii) of this Section 2.03(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. Subject to any requirements of any other Indebtedness, any Declined Proceeds remaining after offering such Declined Proceeds to Lenders in accordance with the terms hereof may be retained by the Borrower.

(vii) Notwithstanding the foregoing, for so long as any Indebtedness is outstanding under the First Lien Term Credit Agreement, any Permitted Priority Secured Debt or any Permitted Refinancing of any of the foregoing that is secured by Liens on the Collateral on a basis that is senior to the Liens securing the Obligations, only Declined Proceeds (under and as defined in the First Lien Term Credit Agreement as in effect on the Closing Date) shall be subject to the prepayment requirements of Section 2.03(b)(i) and 2.03(b)(ii) above.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03.

SECTION 2.04 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent one (1) Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Commitments shall be automatically and permanently reduced to $0 upon the making of the Initial Loans pursuant to Section 2.01.

SECTION 2.05 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Initial Loans, the aggregate principal amount of all Initial Loans outstanding on such date.

SECTION 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07 Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.09 Evidence of Indebtedness.

(a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City standard time), shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder for the account of any Lender, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then such Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12 Incremental Borrowings.

(a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of Loans (the “Incremental Loans”); provided that, subject to the

Limited Condition Acquisition provisions, at the time when any such Incremental Loan is made (and after giving effect thereto), no Default or Event of Default (or, in the case of any Limited Condition Acquisition, no Event of Default under Section 8.01(a) or 8.01(f) as of the Transaction Agreement Date) shall exist. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $20,000,000 (provided that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Loans, when aggregated with (A) the aggregate amount of Permitted Pari Passu Secured Debt (that is not designated as Credit Agreement Refinancing Indebtedness) and (B) the aggregate principal amount of Permitted Ratio Debt incurred in reliance on clauses (x) or (y) of the definition of “Maximum Incremental Amount” shall not exceed the Maximum Incremental Amount. (a) The Incremental Loans shall rank pari passu in right of payment and of security with the Loans, (b) the Incremental Loans shall not mature earlier than the Original Loan Maturity Date, (c) the Weighted Average Life to Maturity of any Incremental Loans shall be no shorter than that of the then-existing Loans, (d) the interest rate margin applicable to any Incremental Loans will be determined by the Borrower and the lenders providing such Incremental Loans, provided that, in the event that the All-In Yield applicable to any Incremental Loans exceeds the All-In Yield of any Class of Loans existing at such time by more than 50 basis points, then the interest rate margins for each such Class of Loans shall be increased to the extent necessary so that the All-In Yield of such Loans is equal to the All-In Yield of such Incremental Loans minus 50 basis points, (e) the Specified Representations shall be accurate in all material respects before and after the effectiveness of any Incremental Amendment referred to below and (f) except as otherwise required or permitted in clauses (a) through (e) above, all other terms of such Incremental Loans, if not consistent with the terms of the existing Loans, shall either be reasonably satisfactory to the Administrative Agent or not more favorable, taken as a whole, to the lenders providing such Incremental Loans than the terms of the existing Loans (other than with respect to any terms and conditions applicable after the maturity date of the Loans); provided that no such Incremental Loans shall have financial covenants and more restrictive covenants than those contained in this Agreement unless (A) such more restrictive terms are not applicable until after the then Latest Maturity Date or (B) this Agreement is amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall not require the consent of any Lender). Any Incremental Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Incremental Amendment. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (it being understood that no existing Lender will have an obligation to make a portion of any Incremental Loan) or by any Additional Lender on terms permitted in this Section 2.12 and otherwise on terms reasonably acceptable to the Administrative Agent. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Loan, the Borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions described in this Section 2.12(a) and such other conditions as the parties thereto shall agree. The Borrower shall use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(b) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.13 Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Other Loans to refinance all or any portion of the Loans then outstanding under this Agreement which will be made pursuant to Other Term Commitments in each case pursuant to a Refinancing Amendment; provided that such Other Loans (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing, premiums and optional prepayment or redemption terms as may be agreed by the Borrower and the Lenders thereof, (iii) will have a final maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced, and (iv) will have terms and conditions that are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Other Term Commitments and Other Loans than those applicable to the Loans being refinanced unless (A) such more restrictive terms are not applicable until after the then Latest Maturity Date or (B) this Agreement is amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall not require the consent of any Lender). Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Other Term Commitments and Other Loans incurred under this Section 2.13 shall be in an aggregate principal amount that is not less than $100,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Term Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13. This Section 2.13 shall supersede any provisions in Section 2.11 or 10.01 to the contrary. No Lender shall be under any obligation to provide any Other Term Commitment unless such Lender executes a Refinancing Amendment.

SECTION 2.14 Extensions of Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same Maturity Date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer to extend the maturity date of any Loans and otherwise modify the terms of such Loans of such Lender pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension,” and each group of Loans as so extended, as well as the original Loans not so extended, being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Lender (an “Extending Lender”) extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the tranche of Loans subject to such Extension Offer unless, with respect to any covenants and defaults that are, taken as a whole, more restrictive than the terms of this Agreement (A) such more restrictive terms are not applicable until after the then Latest Maturity Date or (B) this Agreement is amended in a manner reasonably satisfactory to the Administrative Agent and the Borrower to incorporate such more restrictive provisions for the benefit of the Lenders (which amendment shall, notwithstanding any provision herein to the contrary, not require the consent of any Lender), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date at the time of extension and the amortization schedule applicable to Loans pursuant to Section 2.05 for periods prior to the Original Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the interest rate margin applicable to any Extended Loans will be determined by the Borrower and the lenders providing such Extended Loans.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.14, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 and (ii) any Extension Offer is required to be in any minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable tranches be tendered.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.14.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.14.

(e) This Section 2.14 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

SECTION 2.15 Loan Prepayment Protection. In the event that, on or prior to the date that is two years after the Closing Date, the Borrower (x) prepays any Initial Loans pursuant to Section 2.03(a) or 2.03(b)(iii) or (y) effects an assignment of the Loans held by a Non-Consenting Lender pursuant to Section 3.07 in connection with any amendment of this Agreement requiring the consent of each Lender with Initial Loans, the Borrower shall pay to the Administrative Agent, for the account of each of the applicable Lenders whose Initial Loans are so prepaid (in the case of clause (x) above) or that is a Non-Consenting Lender that is required to assign its Loans pursuant to Section 3.07 in connection with an amendment described in clause (y) above, in each case, a fee equal to the Applicable Prepayment Premium with respect to the aggregate principal amount of the Initial Loans of such Lender so prepaid or required to be assigned pursuant to Section 3.07. Such amounts shall be due and payable on the date of the applicable prepayment or assignment pursuant to Section 3.07.

SECTION 2.16 LIBOR Successor Rate.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective without any further action or consent by the Lenders at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified in such request.

(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 1% for purposes of this Agreement.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) All sums payable by any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) If any Loan Party or any Agent is required by law to make any deduction or withholding on account of any Non-Excluded Tax or Other Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party (if it is required to make the deduction or withholding) shall notify the applicable Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or Agent, as applicable, shall make such deduction or withholding and pay to the relevant Governmental Authority, in accordance with applicable law, any such Non-Excluded Tax or Other Tax before the date on which penalties attach thereto; (iii) the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Loan Party making such payments (if it is required to make the deduction or withholding) shall deliver to the applicable Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-US Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit I (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any successor forms),

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), two properly completed duly signed original copies of IRS Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document may be subject to U.S. federal withholding tax imposed by Sections 1471 through 1474 of the Code (including any successor provisions), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under Sections 1471 through 1474 of the Code and to determine whether such Lender has or has not complied with such Lender’s obligations under such Sections and, if necessary, to determine the amount to deduct and withhold from such payment.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Loan Party required by Section 3.01(b), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Borrower shall indemnify each Lender and Agent (each a “Tax Indemnitee”), within 20 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee that is imposed on or in respect of any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) In the event that a Loan Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (e) of this Section 3.01 or a Loan Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Loan Party pursuant to subsection (f) of this Section 3.01, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Loan Party, at the sole expense of such Loan Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 3.01(f). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates. If the Required Lenders (or, in the case of clause (b), the Administrative Agent) reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders except in the case of clause (b) above) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it (except for any Excluded Tax or any Non-Excluded Taxes or Other Taxes indemnified or otherwise paid under Section 3.01); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent),the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees or, subject to Sections 10.07(h) and (i), Affiliated Lenders, that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee or Affiliated Lender, as applicable, shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(f) such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Borrowings

SECTION 4.01 Conditions to Initial Borrowing. The obligation of each Lender to make a Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or “PDF” copies (in each case followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement and the Guaranty;

(iii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date;

(iv) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with evidence that certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank have been delivered to the First Lien Term Administrative Agent;

(v) such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) an opinion from Latham & Watkins LLP, New York counsel to the Loan Parties substantially in the form of Exhibit G-1 and an opinion from Thompson Hine LLP, Ohio counsel to the Loan Parties substantially in the form of Exhibit G-2.

(vii) a solvency certificate from the chief financial officer of the Borrower (after giving effect to the 2018 Refinancing Transaction) substantially in the form attached hereto as Exhibit K;

(viii) evidence that all insurance (other than title insurance) required to be maintained pursuant to the Loan Documents as of the Closing Date has been obtained and is in effect and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(ix) (A) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property duly executed and acknowledged by the appropriate Loan Parties and (B) with respect to any Mortgaged Property which is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and evidence of flood insurance as required by Section 6.07 hereof; and

(x) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(b) All fees and expenses required to be paid hereunder and invoiced at least two (2) Business Days before the Closing Date shall have been paid in full in cash.

(c) The Administrative Agent shall have received reasonably satisfactory evidence that the Topco Notes have been called for redemption in full on a redemption date that is no later than the Closing Date.

(d) The Arrangers shall have received the Annual Financial Statements.

(e) (i) The Arrangers shall have received at least five (5) days prior to the Closing Date all documentation and other information reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date in order to allow the Arrangers and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(ii) At least five days prior to the Closing Date, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation then it shall deliver a Beneficial Ownership Certification in relation to such Borrower.

(f) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(g) No Default or Event of Default shall exist, or would result from the Borrowing of the Loans on the Closing Date or from the application of the proceeds therefrom.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Borrowings After the Closing Date. Subject to Section 1.10, the obligation of each Lender to honor a Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) after the Closing Date is subject to the following conditions precedent:

(a) The Specified Representations shall be true and correct in all material respects on and as of the date of such Borrowing.

(b) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 4.02(a) has been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. (a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action. (b) Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the 2018 Refinancing Transactions will (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (A) any Contractual Obligation to which such

Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) The Annual Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since February 3, 2018, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge of the Borrower, threatened and (b) since January 31, 2016, hours worked by and payment made based on hours worked to employees of each of the Borrower or its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries and their respective operations is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries has become subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of the Loan Parties or any of their respective Subsidiaries has released, treated, stored, transported, arranged for transport or disposed of Hazardous Materials at or from any currently or formerly owned or operated real estate or facility in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Taxes. Holdings, the Borrower and its Restricted Subsidiaries have filed all federal, state, local, foreign and other Tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment, Tax deficiency or other Tax claim against Holdings, Borrower or any of its Restricted Subsidiaries except (i) those being actively contested by Holdings, Borrower or such Restricted Subsidiary in good faith and by appropriate proceedings diligently conducted that stay the enforcement of the Tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be insolvent or in endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders, and neither Holdings nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries. As of the Closing Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in Holdings, the Borrower and the Subsidiaries have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents or under the ABL Facilities Documentation (which Liens shall be subject to the ABL Intercreditor Agreement) or under the First Lien Term Facilities Documentation (which Liens shall be subject to the First Lien/Second Lien Intercreditor Agreement) and

(ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. None of the information and data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make such information and data (taken as a whole), in the light of the circumstances under which it was delivered, not materially misleading; it being understood that for purposes of this Section 5.14, such information and data shall not include projections and pro forma financial information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, Etc.The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all material patents, trademarks, service marks, trade names, copyrights, technology, software, know-how, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of its Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any IP Rights held by any Person except for such infringements, misuses, misappropriations or violations individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the 2018 Refinancing Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 5.18 USA PATRIOT Act. To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or other similar anti-corruption legislation in any jurisdiction.

SECTION 5.19 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable second priority Lien (subject to Liens permitted by Section 7.01 and subject to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

SECTION 5.20 Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.21 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

SECTION 5.22 Bank Secrecy Act Notice. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending on or about January 31, 2019, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” qualification that is due to the impending maturity of any of the Facility, the First Lien Term Facilities, the ABL Facilities, Permitted Pari Passu Secured Debt, Permitted Priority Secured Debt, Credit Agreement Refinancing Indebtedness or any Permitted Refinancing of any of the foregoing Indebtedness);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended on May 5, 2018), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c) within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending on or about January 31, 2019) of the Borrower, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each fiscal quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered, which requirement may be satisfied by including the Lenders and the Administrative Agent on quarterly conference calls with the lenders under the ABL Facilities and/or First Lien Term Facilities or any debt securities of Holdings or the Borrower.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than as permitted by Section 6.01(a).

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Credit Agreement or the First Lien Term Credit Agreement, in each case, so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request; and

(f) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

SECTION 6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Taxes. Timely pay, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance. (a) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder and (b) with respect to each Mortgaged Property, obtain flood insurance in such total amounts as the Collateral Agent may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the Flood Insurance Laws.

SECTION 6.08 Compliance with Laws. Comply in all material respects with its Organization Documents and the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be.

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) (x) upon the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 6.14, of any existing direct or indirect wholly owned Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a wholly owned Material Domestic Subsidiary, (y) upon the acquisition of any material assets by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):

(i) within forty-five (45) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion:

(A) cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(B) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Mortgages with respect to any Material Real Property, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent, to the extent applicable, with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) subject to the terms of the First Lien/Second Lien Intercreditor Agreement and the Collateral Documents, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent;

(D) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after such formation, acquisition or designation, take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of such applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and, subject to the terms of the First Lien/Second Lien Intercreditor Agreement, delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(ii) within forty-five (45) days (or within ninety (90) days in the case of documents listed in Section 6.13(b)) after the request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(iii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, title reports, surveys and environmental assessment reports provided that the Collateral Agent may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent; provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(b) (i) the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01A on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01A; and

(ii) after the Closing Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, and such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions referred to in Section 6.13(b).

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.13 Further Assurances and Post-Closing Conditions. Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Loan Parties:

(a) Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any Material Real Property, provide the Collateral Agent with Mortgages with respect to such owned real property within ninety (90) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) (A) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property duly executed and acknowledged by the appropriate Loan Parties and (B) with respect to any Mortgaged Property which is designated as a “flood hazard area” in any Flood Insurance Rate Map established by the Federal Emergency Management Agency (or any successor agency) and evidence of flood insurance as required by Section 6.07 hereof; and

(v) such other evidence that all other actions that the Administrative Agent or Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken, including the delivery of those documents necessary to satisfy the Collateral and Guarantee Requirement.

(c) Within sixty (60) days (or such longer period as the Collateral Agent may agree in its sole discretion) of the Closing Date, and without duplication of Section 4.01(a)(iv), provide evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement at such time shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

SECTION 6.14 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Securitization Subsidiary in connection with the establishment of a Qualified Securitization Financing, immediately after giving effect to such designation, the Net Leverage Ratio for the Test Period immediately preceding such designation for which financial statements have been delivered pursuant to Section 6.01 is less than or equal to 4.50 to 1.0 (calculated on a Pro Forma Basis) (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the ABL Facilities, the First Lien Term Facilities or any Junior Financing or any other Indebtedness for borrowed money of any Loan Party in a principal amount in excess of the Threshold Amount. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and (ii) a public rating in respect of the Loans from each of S&P and Moody’s.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) Obligations under Secured Hedge Agreements and Cash Management Obligations) shall remain unpaid or unsatisfied, each of Holdings and the Borrower shall not (and, with respect to Section 7.13, only Holdings shall not), nor shall Holdings or the Borrower permit any Restricted Subsidiary to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document;

(b) Liens existing on the date hereof and set forth on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business that secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with the Loan Documents;

(h) Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(g);

(i) (i) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(e); provided that (A) such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (ii) Liens on assets of Restricted Subsidiaries that are Non-Loan Parties securing Indebtedness of such Restricted Subsidiaries permitted pursuant to Section 7.03(n);

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or Section 7.02(n) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.03(b), (g), (n) or (t);

(o) Liens in favor of the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), and (ii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (g);

(q) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(t) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(v) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(w) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(r)(i) and obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) permitted under Section 7.03(r)(ii) (or, in each case, any Permitted Refinancing in respect thereof) that are subject to the ABL Intercreditor Agreement;

(z) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(bb) the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (p) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(cc) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Debt, Permitted Junior Secured Refinancing Debt, Permitted Ratio Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted Pari Passu Secured Debt are subject to the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and a Pari Passu Intercreditor Agreement and (y) any such Liens securing Permitted Ratio Debt or any Permitted Refinancing in respect of Permitted Junior Secured Refinancing Debt or Permitted Ratio Debt are subject to a Junior Lien Intercreditor Agreement;

(dd) Liens or rights of setoff against credit balances of the Borrower or any of its Subsidiaries with credit card issuers or credit card processors on amounts owing by such credit card issuers or credit card processors to the Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the credit card agreements in effect on the date hereof or as subsequently amended in any manner not materially adverse to the Lenders, to secure the obligations of the Borrower or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and chargebacks;

(ee) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $46,000,000 and 2.30% of Total Assets, in each case determined as of the date of incurrence; and

(hh) Liens securing obligations in respect of Indebtedness permitted under Section 7.03(s) and obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the First Lien Term Credit Agreement) (or, in each case, any Permitted Refinancing in respect thereof) that are subject to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement;

SECTION 7.02 Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that are Cash Equivalents;

(b) loans or advances to officers, directors and employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to Holdings in cash) and (iii) for any other purpose, in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $20,125,000;

(c) Investments (i) by (A) Holdings in any Loan Party and (B) the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Closing Date are not required to be so evidenced and pledged until the date that is sixty (60) days after the Closing Date (or such later date as may be acceptable to the Administrative Agent)) and (B) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed at any time outstanding the sum of (x) the greater of $51,750,000 and 2.60% of Total Assets and (y) the Available Amount at such time.

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Section 7.01, 7.03 (other than Section 7.03(c)(ii) or (d)), 7.04 (other than Section 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) and 7.06 (other than Section 7.06(d) or (g)(iv)), respectively;

(f) Investments existing on the date hereof or made pursuant to legally binding written contracts in existence on the date hereof, in each case, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a Store or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Restricted Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement, subject to the limit in clause (B) below);

(B) the aggregate amount of Investments made in Persons that do not become Loan Parties shall not exceed at any time outstanding the sum of (i) the greater of $51,750,000 and 2.60% of Total Assets and (ii) the Available Amount at such time;

(C) the acquired property, assets, business or Person is in a business permitted under Section 7.07; and

(D) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing (or, in the case of any Limited Condition Acquisition, no Event of Default under Section 8.01(a) or 8.01(f) shall have occurred and be continuing on the Transaction Agreement Date) and (2) subject to the Limited Condition Acquisition provisions, immediately after giving effect to such purchase or other acquisition, the Net Leverage Ratio for the Test Period immediately preceding such purchase or other acquisition (calculated on a Pro Forma Basis) (x) is less than or equal to 4.90 to 1.0 or (y) if clause (x) is not satisfied, is less than or equal to the Net Leverage Ratio immediately prior to such purchase or other acquisition for such Test Period, and satisfaction of such test shall be evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such satisfaction calculated in reasonable detail;

(j) Investments made to effect the Transaction;

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 7.06(f) or (g);

(n) other Investments that do not exceed in the aggregate at any time outstanding the sum of (i) the greater of $86,250,000 and 4.00% of Total Assets, determined as of the date of such Investment, and (ii) so long as no Event of Default (or, in the case of any Investment that is a Permitted Acquisition or similar Investment for which no Event of Default existed on the date the relevant Permitted Acquisition or Investment was contractually committed to, no Event of Default under Section 8.01(a) or 8.01(f)) shall have occurred and be continuing or would result from the making of any such Investment, the Available Amount at such time;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(q) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date (other than existing Investments in subsidiaries of such Subsidiary or Person, which must comply with the requirements of Section 7.02(i) or (n)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of a contribution of additional Securitization Assets or as equity, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing; and

(t) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary made pursuant to Section 7.02(c)(iv), (i)(B) or (n).

SECTION 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness existing on the date hereof set forth on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c) (i) Guarantees by Holdings, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary is a Loan Party and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (ii) any Guaranty by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 7.02(c);

(d) Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of the Borrower and the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement and any Permitted Refinancing thereof in an aggregate principal amount pursuant to this subclause (i) not to exceed the greater of $46,000,000 and 2.30% of Total Assets, in each case determined at the date of incurrence, (ii) Attributable Indebtedness arising out of sale-leaseback transactions (other than sale-leaseback transactions with respect to any Designated Assets) with respect to properties acquired after the Closing Date and any Permitted Refinancing thereof in an aggregate amount outstanding pursuant to this sub-clause (ii) at any time not to exceed the greater of (x) $35,000,000 and (y) 1.75% of Total Assets, in each case, determined at the date of incurrence and (iii) Attributable Indebtedness arising out of sale-leaseback transactions with respect to any Designated Assets, and any Permitted Refinancing thereof;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to the Borrower, Holdings or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary after the date hereof) and is either (A) unsecured or (B) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.01(p)

and, in each case, any Permitted Refinancing thereof, and (ii) of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Permitted Acquisition that is secured only by Liens permitted under Section 7.01(p) (and any Permitted Refinancing of the foregoing) and so long as the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this clause (g)(ii) does not exceed $51,750,000;

(h) Permitted Pari Passu Secured Debt, Credit Agreement Refinancing Indebtedness and any Permitted Refinancing of any of the foregoing Indebtedness;

(i) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(n) Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of $86,250,000 and 4.00% of Total Assets, in each case determined at the time of incurrence; provided that a maximum of the greater of $28,750,000 and 1.45% of Total Assets in aggregate principal amount of such Indebtedness may be incurred by Non-Loan Parties, in each case determined at the time of incurrence;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) (i) Indebtedness in an aggregate principal amount not to exceed the greater of (A) $500,000,000 and (B) the then applicable Borrowing Base at any time outstanding under the ABL Facilities and (ii) the amount of obligations in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement (in each case, as defined in the ABL Credit Agreement) at any time outstanding and not incurred in violation of Section 7.03(f) and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof;

(s) Indebtedness under the First Lien Term Credit Agreement outstanding on the Closing Date, Permitted Priority Secured Debt and Permitted Refinancings of the foregoing;

(t) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (t) and then outstanding, does not exceed $25,875,000;

(u) Permitted Ratio Debt and any Permitted Refinancing thereof;

(v) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any of the Restricted Subsidiaries;

(w) Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $46,000,000 at any time;

(x) in the case of Holdings, Qualified Holding Company Debt; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

Notwithstanding the foregoing, no Restricted Subsidiary that is a Non-Loan Party will guarantee any Indebtedness for borrowed money of a Loan Party unless such Restricted Subsidiary becomes a Guarantor.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary contained in this Agreement, Indebtedness incurred pursuant to the ABL Facilities (and any Permitted Refinancing thereof) may only be incurred pursuant to Section 7.03(r).

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of Holdings with and into the Borrower, Holdings shall not be an obligor in respect of any Qualified Holding Company Debt or other Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower and, after giving effect to such merger or consolidation, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e));

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a

Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”) (A) the Successor Holdings shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(f) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11;

(g) [reserved]; and

(h) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

SECTION 7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, worn-out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 7.02 (other than Section 7.02(e));

(e) Dispositions permitted by Sections 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(h)) and 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01 (other than Section 7.01(m)(ii));

(f) Dispositions of property pursuant to sale-leaseback transactions; provided that the Net Cash Proceeds thereof are applied in accordance with Section 2.03(b)(ii);

(g) Dispositions of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $11,500,000, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc)); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $23,000,000 and 1.15% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of its Restricted Subsidiaries that is not in contravention of Section 7.07; provided that to the extent the property being transferred constitutes Term Priority Collateral, such replacement property shall constitute Term Priority Collateral;

(o) [reserved];

(p) the unwinding of any Swap Contract;

(q) sales or other dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store (including a factory Store) in the ordinary course of business of the Borrower and its Subsidiaries, which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;

(r) bulk sales or other Dispositions of the inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length;

(s) any Disposition of Securitization Assets to a Securitization Subsidiary; and

(t) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (k), (p) and (t) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, the Borrower and each of its Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

(d) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than Section 7.02(e)), 7.04 (other than a merger or consolidation of Holdings and the Borrower) or 7.08 (other than Section 7.08(a), (j), (k) or (r));

(e) repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights;

(f) Holdings and the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such direct or indirect parent thereof) held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in an aggregate amount after the Closing Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (f) not to exceed $17,500,000 in any calendar year with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date;

(g) the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings (and Holdings may make Restricted Payments to any direct or indirect parent of Holdings):

(i) the proceeds of which will be used to pay (in amounts required for Holdings or such other parent company) consolidated or combined federal, state and/or local income Taxes imposed on such entity to the extent such income Taxes are attributable to the income of the Borrower and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any Tax year does not, in the aggregate, exceed the amount that the Borrower and its Subsidiaries whose activities are included in such consolidated or combined group would have been required to pay in respect of the relevant federal, state and/ or local income Taxes (as the case may be) in respect of such year if the Borrower and such Subsidiaries paid such income Taxes directly as a stand-alone consolidated or combined income Tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary) and (ii) the permitted payment pursuant to this clause (g) with respect to any Taxes attributable to income of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar Taxes;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof which does not own other Subsidiaries besides Holdings, its Subsidiaries and the direct or indirect parents of Holdings to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parents’) corporate existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11 and 7.02;

(v) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement; and

(vi) the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 7.08(e), (h), (k) and (q) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary);

(h) Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(i) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8;

(j) repurchases of Equity Interests (i) deemed to occur on the exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options; and

(k) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make additional Restricted Payments (the proceeds of which may be utilized by Holdings to make additional Restricted Payments) in an aggregate amount, together with the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.12(a)(i)(D), not to exceed the sum of (i) the greater of $25,000,000 and 1.25% of Total Assets, in each case determined at the time of such Restricted Payment and (ii) so long as immediately after giving effect to such Restricted Payment on a Pro Forma Basis the Net Leverage Ratio is not greater than 4.50 to 1.0, the Available Amount at such time; and

(l) Borrower may make to Holdings, and Holdings may make to its direct parent, the Closing Date Distribution on the Closing Date.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

SECTION 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings or the Borrower, whether or not in the ordinary course of business, in excess of $11,500,000 other than:

(a) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction,

(b) transactions on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate,

(c) the Transaction and the payment of fees and expenses (including the Transaction Expenses) related to the Transaction,

(d) the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Transaction,

(e) the payment of management, consulting, monitoring, advisory and other fees, indemnities and expenses to the Sponsor pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities and expenses accrued in any prior year) and any Sponsor Termination Fees pursuant to the Sponsor Management Agreement,

(f) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(g) the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Affiliates and Subsidiaries of Holdings or the Borrower,

(h) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings and the Restricted Subsidiaries or any direct or indirect parent of Holdings in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(i) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date),

(j) Restricted Payments permitted under Section 7.06,

(k) customary payments by the Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith,

(l) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08,

(m) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control,

(n) investments by the Sponsor or the Co-Investors in securities of Holdings, the Borrower or any of the Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities,

(o) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Joint Venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02,

(p) any Disposition of Securitization Assets or related assets in connection with any Qualified Securitization Financing,

(q) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdings or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith,

(r) the entering into of any tax sharing agreement or arrangement and any payments pursuant thereto, to the extent permitted by Section 7.06(g)(i), and

(s) payments to an Affiliate in respect of the Indebtedness or Equity Interests of Holdings, the Borrower or any of the Restricted Subsidiaries that are payable to Affiliates that may from time to time own such Indebtedness or Equity Interests.

SECTION 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(a), (l), (m), (s), (t)(i), (t)(ii), (u), (y) and (cc) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the ABL Facilities, First Lien Term Facilities, Permitted Priority Secured Debt, Permitted Pari Passu Secured Debt, Permitted Ratio Debt, Credit Agreement Refinancing Indebtedness and any Permitted Refinancing of any of the foregoing, permit the Liens securing the Obligations without restriction (subject to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement),

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(e), (g), (h), (o)(i), (r), (s) or (t) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiary party to such Indebtedness,

(ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,

(xii) are restrictions contained in the ABL Credit Agreement, the ABL Facilities Documentation, the First Lien Term Facilities Documentation and any documentation governing a Permitted Refinancing of any of the foregoing,

(xiii) arise in connection with cash or other deposits permitted under Section 7.01, or

(xiv) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

SECTION 7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, in a manner prohibited by this Agreement.

SECTION 7.11 Accounting Changes. Make any change in fiscal year; provided, however, that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.12 Prepayments, Etc. of Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any Indebtedness of a Loan Party (except, with respect to Holdings, to the extent such prepayment, redemption, purchase, defeasance or other satisfaction thereof is funded with a Restricted Payment permitted under Section 7.06(k)) that is subordinated in right of payment to the Obligations expressly by its terms (other than Indebtedness among the Borrower and its Restricted Subsidiaries) (collectively, “Junior Financing”), except (A) the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing, to the extent not required to prepay any Loans pursuant to Section 2.03(b), (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary or the prepayment, redemption, purchase, defeasance or other satisfaction of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03 and (D) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of Restricted Payments made pursuant to Section 7.06(k)(i), not to exceed the sum of (1) the greater of $25,000,000 and 1.25% of Total Assets, in each case determined at the time of such payment and (2) if (after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction on a Pro Forma Basis) the Net Leverage Ratio is not greater than 4.50 to 1.0, and so long as no Event of Default has occurred and is continuing or would result therefrom, the Available Amount at such time.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation or, other than as a result of a Permitted Refinancing thereof, without the consent of the Administrative Agent.

SECTION 7.13 Holdings. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities incidental thereto): (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the ABL Facilities, the First Lien Term Facilities, any Qualified Holding Company Debt, any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness, any Permitted Pari Passu Secured Debt and any other Indebtedness permitted to be incurred by Holdings pursuant to Section 7.03, (iv) any public offering of its common stock or any other issuance of its Equity Interests or any transaction permitted under Section 7.04, (v) financing activities, including the issuance of securities, incurrence of debt, payment of Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries in each case solely to the extent permitted hereunder, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.06 pending application thereof by Holdings, (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in clauses (i) to (viii) of this Section 7.13.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (a) through (l) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower, any Restricted Subsidiary or, in the case of Section 7.13, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided that no such event under the ABL Facilities or the First Lien Term Facilities (other than the failure of any Loan Party or any Restricted Subsidiary to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of the ABL Facilities or the First Lien Term Facilities) shall constitute an Event of Default under this Section 8.01(e) until the earliest to occur of (x) the acceleration of the Indebtedness under the ABL Facilities or the First Lien Term Facilities and (y) the exercise of any remedies by the ABL Administrative Agent or First Lien Term Administrative Agent in respect of any Collateral; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (iii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens permitted by the ABL Intercreditor Agreement, First Lien/Second Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement (if any) and the Junior Lien Intercreditor Agreement (if any) or any nonconsensual Liens arising solely by operation of Law; or

(k) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation with an aggregate principal amount of not less than the Threshold Amount or (ii) the subordination provisions set forth in any Junior Financing Documentation with an aggregate principal amount of not less than the Threshold Amount shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l) Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Lenders, take any or all of the following actions:

(a) declare Commitments of each Lender to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Commitments of each Lender shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent, subject to the terms of the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement, in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(a) Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09 and 9.11) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any such provision.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank and/or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.06 Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required

Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08 No Other Duties; Arranger, Etc. Anything herein to the contrary notwithstanding, the Arrangers shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and such Person shall have the benefit of this Article IX. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.09 Resignation of Administrative Agent. The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor of such Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable.

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

SECTION 9.11 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made, (y) Cash Management Obligations as to which arrangements satisfactory to the applicable Cash Management Bank shall have been made and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) when required pursuant to the terms of the ABL Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c) release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the ABL Facilities, any Permitted Pari Passu Secured Debt, any Credit Agreement Refinancing Indebtedness, the First Lien Term Facilities, any Permitted Priority Secured Debt or any Junior Financing; and

(d) if any Guarantor shall cease to be a Material Domestic Subsidiary (as certified in writing by a Responsible Officer of the Borrower), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the ABL Facilities, the First Lien Term Facilities, any Permitted Priority Secured Debt, any Permitted Pari Passu Secured Debt, any Credit Agreement Refinancing Indebtedness or any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.13 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any Junior Lien Intercreditor Agreement and the parties hereto acknowledge that the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, and any such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Current Asset Collateral securing the Obligations on the terms set forth in the ABL Intercreditor Agreement, to the subordination of the Liens on the Collateral securing the Obligations on the terms set forth in in the First Lien/Second Lien Intercreditor Agreement and to the provisions of the Pari Passu Intercreditor Agreement with respect to the parity nature of the Liens on the Collateral, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and, if applicable, any such Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 9.14 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.15 Withholding Taxes.To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.15. The agreements in this Section 9.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or if such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce the principal of, or, subject to Section 2.16 and Section 3.03, the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders” or “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the consent of Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different than such amendment affects other Facilities.

Notwithstanding the foregoing,

(a) No Lender consent is required to effect any amendment or supplement to the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement or any Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of other secured Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the ABL Intercreditor Agreement, First Lien/Second Lien Intercreditor Agreement, such Pari Passu Intercreditor Agreement or such Junior Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the ABL Intercreditor Agreement or First Lien/Second Lien Intercreditor Agreement (or the comparable provisions, if any, of any Pari Passu Intercreditor Agreement or any Junior Lien Intercreditor Agreement); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable; and

(b) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE,” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i)

an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, each Co-Syndication Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and (b) to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, in the event of any conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail and such backup material as the Borrower may reasonably request. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. The Borrower and each other Loan Party hereby acknowledge that the Administrative Agent and/or any Lender may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the Administrative Agent and/or such Lender, including, without limitation, fees paid pursuant to this Agreement or any other Loan Document.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Lender, the Arrangers and their respective Affiliates, directors, officers, employees, agents, partners, trustees or advisors and other representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interest of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee or agent of such Indemnitee, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, etc., arising from a non-Tax claim.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower or any Guarantor, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f), has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is by the Arrangers or their Affiliates prior to the completion of the primary syndication (as determined by the Administrative Agent) or the 90th day after the Closing Date, whichever shall occur first; provided that if the Borrower does not respond to a request for an assignment within ten (10) Business Days after receiving written notice of a request for such consent, the Borrower shall be deemed to have consented to such assignment; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. All assignments shall be by novation.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.03(a)(iv), (B) subject to subsection (h) below, any of the Borrower’s Affiliates, (C) to a natural person or an investment vehicle of a natural person or (D) any Disqualified Institution to the extent that the list of Disqualified Institutions has been provided to all Public Lenders on the Platform.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an investment vehicle of a natural person or, to the extent that the list of Disqualified Institutions has been provided to all Public Lenders on the Platform, any Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled (through the applicable Lender) to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.06(a) and 3.07, as if the Participant were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). A Lender shall not be obligated to disclose the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections (including the limitation in the definition of “Excluded Taxes”), and Sections 3.06(a) and 3.07, as if the SPC were a Lender); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.01, 3.04 or 3.05) unless such increase or change results from a Change in Law after the grant was made. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the Laws of the United

States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to a Person who is or will become, after such assignment, the Borrower or an Affiliated Lender through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) if the Borrower or an Affiliated Lender (A) purchases any Loans pursuant to this clause (h) or (B) sells any Loan hereunder, then either (I) the Borrower or such Affiliated Lender shall represent and warrant to the seller or the buyer, as applicable, that it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) each of the seller and buyer shall render to each other a customary “big boy” disclaimer letter;

(iii) the aggregate principal amount of Loans held at any one time by Affiliated Lenders (measured immediately after giving effect to any such acquisition of Loans) may not exceed 25% of the principal amount of all Loans at such time outstanding; and

(iv) in the case of an assignment to the Borrower (A) no Event of Default shall have occurred and be continuing at the time of such assignment and (B) the Loans assigned to the Borrower shall be automatically and permanently cancelled upon the closing of such assignment.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated

Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable prior to any such disclosure by such Person unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such unless such notification is prohibited by law, rule or regulation or except in connection with any request as part of a regulatory examination, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender (other than to a Disqualified Institution; provided that the list of Disqualified Institutions may be provided) or (ii) any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from the Administrative Agent or such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 10.09 Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 9.04). The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.20 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.21 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arranger, nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JO-ANN STORES, LLC, as Borrower

By:	/s/ Wade Miquelon
	Name:	Wade Miquelon
	Title:	Executive Vice President & Chief Financial Officer

NEEDLE HOLDINGS LLC, as Holdings

By:	/s/ Wade Miquelon
	Name:	Wade Miquelon
	Title:	Executive Vice President & Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam Cady
Name: Adam Cady
Title: Managing Director

SCHEDULE 2.01

COMMITMENT

Lender	Commitment
Bank of America, N.A.	$225,000,000

Total	$225,000,000

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: _______, ____

To:	Bank of America, N.A., as Administrative Agent

One Bryant Park

New York, New York 10036

Ladies and Gentlemen:

Reference is made to that certain Second Lien Term Credit Agreement, dated as of May 21, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Needle Holdings LLC, a Delaware limited liability company (“Holdings”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans

☐ A conversion or continuation of Loans made on __________.

To be made on the terms set forth below:

Class of Borrowing: __________.1

On __________ (a Business Day).

In the principal amount of $__________.

Comprised of [Type of Loan requested].

For Eurodollar Rate Loans: with an Interest Period of __ months.

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.02(a) of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]2

[The remainder of this page is intentionally left blank.]

[1]	E.g., Initial Loans, Incremental Loans, Other Loans or Extended Loans.
[2]	Applies only to Borrowings, conversions or continuations after the Closing Date.

A-1

JO-ANN STORES, LLC, as Borrower

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTE

$__________	[New York, New York]
[Date]

FOR VALUE RECEIVED, the undersigned hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the office of the Administrative Agent (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Second Lien Term Credit Agreement, dated as of May 21, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Needle Holdings LLC, a Delaware limited liability company (“Holdings”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent) at One Bryant Park New York, New York 10036, (or such other office notified by the Administrative Agent to the Borrower in accordance with Section 10.02 of the Credit Agreement) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized officers as of the day and year first above written.

JO-ANN STORES, LLC (as the “Borrower”)

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making this Notation
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________
___________	___________	___________	___________	___________	___________

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Insert Date]

Reference is made to the Second Lien Term Credit Agreement, dated as of May 21, 2018 (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Needle Holdings LLC, a Delaware limited liability company (“Holdings”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as the [Executive Vice President and Chief Financial Officer]3 of the Borrower, certifies as follows:

(B) [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended [____], 201[_], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, together with related notes thereto setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” qualification that is due to the impending maturity of any of the Facility, the First Lien Term Facilities, the ABL Facilities, Permitted Pari Passu Secured Debt, Permitted Priority Secured Debt, Credit Agreement Refinancing Indebtedness or any Permitted Refinancing of any of the foregoing Indebtedness). Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]4

(C) [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [____], and the related (i) condensed consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]5

[3]	This certificate must be executed by the current Chief Financial Officer of Borrower. Please insert his or her full title as applicable.
[4]	To be included if accompanying annual financial statements only.
[5]	To be included if accompanying quarterly financial statements only.

(D) [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]6

(E) [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

(F) [Attached hereto as Schedule 1 is a calculation of the Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]7

(G) [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year, which calculations are true and accurate on and as of the date of this Certificate.]8

(H) [Attached hereto as Schedule 3 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the fiscal year ended [____] by or on behalf of Holdings or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement.]9

(I) [Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]10]11

[6]	To be included only in annual compliance certificates (beginning with the fiscal year ending on or about January 31, 2019).
[7]	To be included in quarterly and annual compliance certificates beginning with the first fiscal quarter ended on May 5, 2018.
[8]	To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending on or about January 31, 2019.
[9]	To be included only in annual compliance certificate.
[10]

To be included in quarterly and annual compliance certificates beginning with the first fiscal quarter ended on May 5, 2018, except information required by Section 6.02(d)(i) to be included only in annual compliance certificate.

[11]	Items 4-6 may be disclosed in a separate certificate no later than five (5) business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as the [Executive Vice President and Chief Financial Officer]12 of Jo-Ann Stores, LLC, has executed this certificate for and on behalf of Jo-Ann Stores, LLC, and has caused this certificate to be delivered as of the date first set forth above.

JO-ANN STORES, LLC

By:
Name:
Title: [Executive Vice President and Chief Financial Officer][13]

[12]	This certificate must be executed by the current Chief Financial Officer of Borrower. Please insert his or her full title as applicable.
[13]	This certificate must be executed by the current Chief Financial Officer of Borrower. Please insert his or her full title as applicable.

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

(i) Net Leverage Ratio: Consolidated Net Debt to Consolidated EBITDA

(A) Consolidated Net Debt as of [_____], 20[__]:

(A) Consolidated Net Debt:

(aa) Consolidated Total Debt

At any date of determination,

(1) the aggregate principal amount of TopCo Notes outstanding on such date (if any), plus	$	_____

(2)   the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction, any Permitted Acquisition or any other Investment permitted hereunder), consisting of:

	$	_____

(a) Indebtedness for borrowed money	$	_____

(b) unreimbursed obligations in respect of drawn letters of credit	$	_____

(c) obligations in respect of Capitalized Leases	$	_____

(d) debt obligations evidenced by promissory notes or similar instruments	$	_____

provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any Qualified Securitization Financing, (ii) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (iii) obligations under Swap Contracts.

ConsolidatedTotal Debt (sum of items (A)(1)(a)(i)(A) and (A)(1)(a)(i)(B)(1) through (4))	$	_____

(bb) minus the amount of cash and Cash Equivalents on a consolidated balance sheet of the Borrower that are not “Restricted” for purposes of GAAP on such balance sheet	$	_____

ConsolidatedNet Debt (Consolidated Total Debt minus (A)(1)(a)(ii))	$	_____

(B) Consolidated EBITDA:	$	_____

(A) Consolidated Net Income:

(aa) the net income (loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, excluding, without duplication:	$	_____

(1)   any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, fees and expenses in connection with the Refinancing Transactions and the 2018 Refinancing Transactions, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and non-recurring compensation charges (without, in any such case, limitation on the calculation thereof by Item 10(e) of Regulation S-K promulgated by the SEC)

	$	_____

(2)   the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP

	$	_____

(3)   effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes

	$	_____

(4) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations	$	_____

(5)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower

	$	_____

(6)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period

	$	_____

(7)   (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments

	$	_____

(8)   any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP

$	_____

(9)   any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)

$	_____

(10)  to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$	_____

(11)  any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Restricted Subsidiaries in connection with the Transaction

$	_____

Consolidated Net Income (item (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (K))	$	_____

(B) increased by (without duplication):

(aa)   provision for taxes based on income or profits or capital, plus state, provincial, franchise, property or similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes, of such Person for such period (including, in each case, penalties and interest related to such taxes or arising from tax examinations) deducted in computing Consolidated Net Income

	$	_____

(bb)   amounts paid to Holdings or any direct or indirect parent of Holdings in respect of taxes in accordance with Section 7.06(g) of the Credit Agreement, solely to the extent such amounts were deducted in computing Consolidated Net Income

	$	_____

(cc)   (A) total interest expense of such Person for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income

	$	_____

(dd) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income	$	_____

(ee)   any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transaction, the Refinancing Transactions and the 2018 Refinancing Transactions, in each case, deducted in computing Consolidated Net Income

	$	_____

(ff)   the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Closing Date or (B) the closing of any Stores or distribution centers after the Closing Date

(gg)   the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring (without, in any such case, limitation on the calculation hereof by Item 10(e) of Regulation S-K promulgated by the SEC) product and intellectual property development after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs

	$	_____

(hh)   any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)

	$	_____

(ii) the amount of any minority interest expense deducted in calculating Consolidated Net Income	$	_____

(jj)   the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 7.08 of the Credit Agreement and deducted in such period in computing Consolidated Net Income

	$	_____

(kk) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$	_____

(ll)   cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(2)(c) below for any previous period and not added back

	$	_____

(mm)  any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), in each case, solely to the extent that such cash proceeds are excluded from the calculation of the Available Amount

	$	_____

(C) decreased by (without duplication):

(aa)   any non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)

	$	_____

(bb) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$	_____

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xiii) minus the sum of items (A)(2)(c)(i) and (ii))	$	_____	[14]

Consolidated Net Debt to Consolidated EBITDA		___: 1.00

[14]	For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08 of the Credit Agreement.

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

(ii) Excess Cash Flow Calculation

(A) the sum, without duplication, of:

(aa) Consolidated Net Income of the Borrower for such period (the amount set forth at the end of item (A)(2)(a) in Schedule 1 to this Compliance Certificate)	$	_____

(bb)  an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period

	$	_____

(cc)  decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)

	$	_____

(dd)  an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income

	$	_____

(ee) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period	$	_____

(ff) cash receipts in respect of Swap Contracts during such period to the extent not otherwise included in such Consolidated Net Income	$	_____

(B) over, the sum, without duplication of:

(aa)  an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and cash charges excluded by virtue of clauses (a)(i)(A) through (a)(i)(K) of the definition of Consolidated Net Income

	$	_____

(bb)  without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior periods, the amount of Capital Expenditures or acquisitions of intellectual property accrued or made in cash during such period to the extent financed with (A) internally generated funds or (B) the proceeds of extensions of credit under the ABL Facilities or any other revolving credit facility, in each case, of the Borrower or the Restricted Subsidiaries

$	_____

(cc)  the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.03(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Loans, (Y) all prepayments in respect of the ABL Facilities and except to the extent there is an equivalent permanent reduction in commitments thereunder, all other prepayments of any other revolving credit facility and (Z) payments of any subordinated indebtedness except to the extent permitted to be paid pursuant to Section 7.12(a) of the Credit Agreement) made during such period, in each case except to the extent financed with the proceeds of other long term Indebtedness (other than the proceeds of any revolving Indebtedness) of the Borrower or the Restricted Subsidiaries

$	_____

(dd)  an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income

$	_____

(ee)  increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting)

$	_____

(ff)  cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income

$	_____

(gg)  without duplication of amounts deducted pursuant to items (B)(b)(viii) and (xi) below in prior periods, the amount of Investments made pursuant to Sections 7.02(b)(iii), (m) (but excluding such loans and advances in respect of Sections 7.06(g)(i), (g)(iv) (to the extent the amount of such Investment would not have been deducted pursuant to this item (B)(b)(vii) if made by the Borrower or a Restricted Subsidiary) and (k)) and (n) of the Credit Agreement and acquisitions made during such period to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries and not made in reliance on any basket calculated by reference to the Available Amount

$	_____

(hh)  the amount of Restricted Payments paid during such period pursuant to Sections 7.06(f), (g), (h), (i), (k)(i), (k)(ii) (solely to the extent made in reliance on clause (a)(i) of the definition of “Available Amount”) and (l) of the Credit Agreement, in each case to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries

$	_____

(ii)  the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income

$	_____

(jj)  the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to item (B)(b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i) of the Credit Agreement

$	_____

(kk)   without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters

	$	_____

(ll)   the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period

	$	_____

(mm) cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income.	$	_____

Excess Cash Flow (the sum of items (B)(a)(i) through (vi) minus the sum of items (B)(b)(i) through (xiii))	$	_____

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

(iii) Net Cash Proceeds

with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of:

(aa) the sum of:

(1)    cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries)

	$	_____

(bb) over the sum of:

(1)    the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the ABL Facilities Documentation, Credit Agreement Refinancing Indebtedness and other Indebtedness secured on a pari passu basis with (or junior priority basis to) the Obligations)

	$	_____

(2)    the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event

	$	_____

(3)    taxes or distributions made pursuant to Section 7.06(g)(i) or (g)(iii) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)

	$	_____

(4)    in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this item (C)(ii)(D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof

	$	_____

(5)    any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this item (C)(ii)(E)

	$	_____

Net Cash Proceeds (item (C)(i)(A) minus the sum of items (C)(ii)(A) through (E))	$	_____	[15]

Portion of Net Cash Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement	$	_____

[15]

No net cash proceeds calculated in accordance with the above realized in any fiscal year shall constitute Net Cash Proceeds under this item (C) in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $11,500,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this item (C)).

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]16 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]17 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]18 hereunder are several and not joint.]19 Capitalized terms used but not defined herein shall have the meanings given to them in the Second Lien Term Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[16]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[17]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[18]	Select as appropriate.
[19]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:

a. Assignor(s):

Assignor[s][20]	Affiliate of Borrower/Sponsor[21]
Yes No
Yes No

b. Assignee(s):

Assignor[s][22]	Affiliate of Borrower/Sponsor[23]
Yes No
Yes No

[If any Assignor or Assignee hereunder indicates above that it is an Affiliate of the Borrower, set forth in this Section 3: (i) the tranche(s) of [Loans/Commitments] being sold hereunder to such Affiliate of the Borrower and (ii) the aggregate amount of all [Loans/Commitments] of such tranche(s) held by Affiliates of the Borrower after giving effect to the assignment hereunder (and the percentage that such [Loans/Commitments] represent when compared to the aggregate amount of all [Loans/Commitments] of such tranche(s) held by all Lenders).

4.	Borrower(s): Jo-Ann Stores, LLC

5.	Administrative Agent: Bank of America, N.A., including any successor thereto, as the administrative agent under the Credit Agreement

[20]	List each Assignor.
[21]	For each Assignor, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is an Affiliate of the Borrower.
[22]	List each Assignee.
[23]	For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliate of the Borrower.

6. Credit Agreement: The Second Lien Term Credit Agreement, dated as of May 21, 2018, among Needle Holdings LLC, a Delaware limited liability company (“Holdings”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

7. Assigned Interest:

Assignor[s][24]	Assignee[s][25]	Facility Assigned[26]	Aggregate Amount of Commitment/ Loans for all Lenders[27]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[28]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[8. Trade Date: __________________]29

Effective Date: _______________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]

[24]	List each Assignor, as appropriate.
[25]	List each Assignee, as appropriate.
[26]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Loans”, “Extended Loans”, etc.).
[27]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[28]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[29]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:
Name: Title:

[Consented to and][30] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

[30]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to JO-ANN STORES, LLC

By:
Name: Title: ]:[31]

[31]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

Second Lien Term Credit Agreement, dated as of May 21, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Needle Holdings LLC, a Delaware limited liability company (“Holdings”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent

STANDARD TERMS AND CONDITIONS FOR

(J) ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim [,][and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby [and (iv) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]32; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment

[32]

Insert if an Affiliated Lender is an Assignor under this Assignment and Assumption or, in the alternative, each of the Assignor and Assignee shall render to each other a customary “big boy” disclaimer letter.

and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, [and] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee [,][and] [(viii) after giving effect to its purchase and assumption of [the][each] Assigned Interest hereunder, the aggregate principal amount of Loans held at such time by Lenders that are Affiliated Lenders does not exceed 25% of the principal amount of all Loans outstanding on the Effective Date]33 [and (ix) it does not possess material non-public information with respect to Holdings and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information)]34; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[33]	Insert only if an Affiliate of the Borrower/Sponsor is an Assignee under this Assignment and Assumption.
[34]

Insert if an Affiliated Lender is an Assignee under this Assignment and Assumption or, in the alternative, each of the Assignor and Assignee shall render to each other a customary “big boy” disclaimer letter.

EXHIBIT H-1

SECOND LIEN INTERCREDITOR AGREEMENT

among

JO-ANN STORES, LLC,

NEEDLE HOLDINGS LLC,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Senior Representative for the Term Loan Secured Parties,

BANK OF AMERICA, N.A.,

as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto dated as of May 21, 2018

SECOND LIEN INTERCREDITOR AGREEMENT dated as of May 21, 2018 (as amended amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified from time to time, this “Agreement”), among JO-ANN STORES, LLC, an Ohio limited liability company (the “Borrower”), NEEDLE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A. (“Bank of America”), as Senior Representative for the Term Loan Secured Parties (in such capacity, the “Administrative Agent”), BANK OF AMERICA, N.A., as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Term Loan Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Term Loan Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of May 21, 2018, by and among Bank of America, N.A., as ABL Agent, Bank of America, as First Lien Term Agent, Bank of America, as Second Lien Term Agent and the other parties thereto from time to time.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Term Loan Debt) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Term Loan Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof, (B) the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof and (C) the ABL Intercreditor Agreement, pursuant to Section 7.4 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents applicable to such Additional Senior Debt or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest, fees, and expenses (including, without limitation, any interest, fees, or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Article IX of the Term Loan Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

2

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Term Loan Debt” means the Discharge of the Term Loan Debt; provided that the Discharge of Term Loan Debt shall not be deemed to have occurred in connection with a Refinancing of such Term Loan Debt with an Additional Senior Debt Facility secured by the Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Term Loan Agreement so Refinanced) to the Designated Senior Representative as the “Term Loan Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Term Loan Debt and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Term Loan Agreement.

“Grantors” means Holdings, the Borrower and each Subsidiary or direct or indirect parent Borrower of the Borrower that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means Holdings, and each “Material Domestic Subsidiaries”, other than “Excluded Subsidiaries”, each as defined in the Term Loan Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means the Second Lien Term Credit Agreement and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

3

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Collateral Agreement.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“parent” has the meaning assigned to such term in the definition of “Subsidiary.”

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, Borrower, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

4

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Term Credit Agreement” means that certain Second Lien Term Credit Agreement dated as of May 21, 2018, among the Borrower, Holdings, Bank of America, N.A., as administrative agent and collateral agent and each lender from time to time party thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

5

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest, fees, or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means that certain Security Agreement, dated as of October 21, 2016, among Borrower, Holdings, the other Grantors party thereto and the Term Loan Agent, as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified from time to time.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any Term Loan Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” as defined in the Term Loan Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by Holdings, the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Term Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Term Loan Agreement and any Additional Senior Debt Facilities.

6

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Term Loan Debt and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Term Loan Debt or the Term Loan Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Term Loan Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Term Loan Agreement” means that certain Credit Agreement, dated as of October 21, 2016 (as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among Borrower, Holdings, the Lenders from time to time party thereto, and Bank of America, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), and the other parties thereto.

“Term Loan Documents” means the Term Loan Agreement and the other “Loan Documents” as defined in the Term Loan Agreement.

“Term Loan Debt” means the “Obligations” as defined in the Term Loan Agreement.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Term Loan Agreement.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

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SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing, or purporting to secure, any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing, or purporting to secure, any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing, or purporting to secure, any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing, or purporting to secure, any Senior Obligations. All Liens on the Shared Collateral securing, or purporting to secure, any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing, or purporting to secure, any Second Priority Debt Obligations for all purposes, whether or not such Liens securing, or purporting to secure, any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (b) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any

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Lien securing, or the allowability of any claim asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claim asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence of this Section 2.04 are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06. Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Term Loan Debt consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.16 of the Term Loan Agreement (or any equivalent successor provision) shall be applied as specified in the Term Loan Agreement and will not constitute Shared Collateral.

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ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim, or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the extent provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement and (E) any Second Priority Debt Party may (subject to the provisions of Section 6.10(b)) vote on any plan of reorganization, plan of liquidation, agreement for composition, or other dispositive type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

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(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Par

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ties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. Subject to the ABL Intercreditor Agreement with respect to the ABL Priority Collateral, after an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies and any distribution in respect of Shared Collateral in any Insolvency or Liquidation Proceeding shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02. Payments Over. Any Shared Collateral or Proceeds thereof and (except as otherwise set forth in Article VI) any distribution in respect of Shared Collateral in any Insolvency or Liquidation Proceeding received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) or otherwise relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower), (i) in connection with the exercise of remedies in respect of Collateral by a Senior Representative or (ii) if not in connection with the exercise of remedies in respect of Collateral by a Senior Representative, so long as such sale or other disposition is permitted by the terms of the Second Priority Debt Documents and the Senior Debt Documents and, in the case of this clause (ii) other than in connection with the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations (but not on the Proceeds thereof that were not applied to the payment of Senior Obligations) shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of

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the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

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SECTION 5.03. Amendments to Second Priority Collateral Documents.

(a) Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Initial Second Priority Representative (as defined in the Second Lien Intercreditor Agreement referred to below) pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Second Lien Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of October 21, 2016 (as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified in writing from time to time), among Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), Needle Holdings LLC, a Delaware limited liability company (“Holdings”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and (ii) the exercise of any right or remedy by the Initial Second Priority Representative hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of May 21, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement”), among Bank of America, N.A., as Senior Representative, Bank of America, N.A., as Initial Second Priority Representative and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Second Lien Intercreditor Agreement shall govern.”

(b) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

SECTION 5.04. Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor

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in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks,

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securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Party Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of Senior Obligations is Deemed Not to Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any Subsidiary consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01. Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale,

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use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, and (z) to any Liens granted as adequate protection for the benefit of the Senior Secured Parties. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no (a) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including pursuant to Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision in any Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) business days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03. Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law and the Senior Representatives and the other Senior Secured Parties do not object to the adequate protection being provided to the Senior Secured Parties, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien is subordinated to the Liens securing and providing adequate protection for all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted

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in the form of a Lien on additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement and (iii) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a superpriority administrative claim in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a superpriority administrative claim, which claim is subordinated to the claims providing adequate protection for all Senior Obligations. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04. Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was avoided as or otherwise declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in

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respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06. No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities; Plan Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.

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SECTION 6.11. Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

ARTICLE VII

Reliance; etc.

SECTION 7.01. Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Term Loan Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

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(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien Intercreditor Agreement shall control, subject to Section 8.23 hereto.

SECTION 8.02. Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03. Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any Grantor, shall require the consent of the Borrower. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

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(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04. Information Concerning the Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05. Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06. Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07. Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08. Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

22

SECTION 8.09. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (vi), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph, and becomes a party to the ABL Intercreditor Agreement by satisfying the applicable requirements thereof. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of a Grantor, by such Grantor) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Designated Senior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Borrower; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10. Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

23

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any Grantor, to the Borrower as set forth in Section 10.02 of the Term Loan Agreement;

(ii) if to the Initial Second Priority Representative to it at: Bank of America, N.A., 135 S. LaSalle St., Mail Code: IL4-135-09-61, Chicago, IL 60603, Attention of Denise Jones, telecopy: 312-537-6609, e-mail: denise.j.jones@baml.com;

(iii) if to the Administrative Agent, to it as set forth in Section 10.02 of the Term Loan Agreement;

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12. Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13. GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

24

SECTION 8.14. Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16. Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 8.17. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Term Loan Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

SECTION 8.18. No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20. Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Term Loan Agreement and the provisions of Article IX of the Term Loan Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) the Initial Second Priority Representative is entering into this Agreement in its capacity as administrative agent and collateral agent under the Second Lien Term Credit Agreement and the provisions of Article IX of such Second Lien Term Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Initial Second Priority Representative hereunder.

SECTION 8.21. Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Term Loan Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Term Loan Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Term Loan Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

25

SECTION 8.23 ABL Intercreditor Agreement. Until such time as the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement) has occurred with respect to the ABL Obligations (as defined in the ABL Intercreditor Agreement), the provisions of this Agreement shall be subject to the terms of the ABL Intercreditor Agreement.

26

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

BANK OF AMERICA, N.A., as Initial Second Priority Representative

By:

Name:
Title:

27

JO-ANN STORES, LLC

By:
Name:
Title:

NEEDLE HOLDINGS LLC

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO,

By:
Name:
Title:

28

ANNEX I

Grantors

1.	joann.com, LLC
2.	JAS Fabrics and Crafts, LLC
3.	Jo-Ann Stores Support Center, Inc.
4.	JAS Aviation, LLC
5.	Creativebug, LLC

ANNEX II

SUPPLEMENT NO. [ ] dated as of [ ], to the Second Lien Intercreditor Agreement dated as of May 21, 2018 (the “Second Lien Intercreditor Agreement”), among Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), Needle Holdings LLC a Delaware limited liability company (“Holdings”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Intercreditor Agreement), Bank of America, N.A., as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. The Grantors have entered into the Second Lien Intercreditor Agreement. Pursuant to the Term Loan Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Second Lien Intercreditor Agreement. Section 8.07 of the Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Term Loan Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Second Lien Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative, in each case as and to the extent provided in each applicable Senior Debt Document.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR],

By:
Name:
Title:

Acknowledged by:

[ ], as Designated Senior Representative,

By:
Name:
Title:

[                     ], as Designated Second Priority Representative,

By:
Name:
Title:

3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [         ], 20[ ] to the Second Lien Intercreditor Agreement dated as of May 21, 2018 (the “Second Lien Intercreditor Agreement”), Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), Needle Holdings LLC, a Delaware corporation (“Holdings”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Intercreditor Agreement), Bank of America, N.A., as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative, in each case as and to the extent provided in each applicable Senior Debt Document.

2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:
[ ], as Designated Senior Representative,

By:
Name:
Title:

3

Acknowledged by:

JO-ANN STORES, LLC, as Borrower

By:
Name:
Title:

NEEDLE HOLDINGS LLC, as Holdings

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

4

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [ ], 20[ ] to the Second Lien Intercreditor Agreement dated as of May 21, 2018 (the “Second Lien Intercreditor Agreement”), among Jo-Ann Stores, LLC, an Ohio limited liability company (the “Borrower”), Needle Holdings LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), Bank of America, N.A., as Administrative Agent under the Term Loan Agreement (as defined in the Second Lien Intercreditor Agreement), Bank of America, N.A., as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second Lien Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second Lien Intercreditor Agreement. Section 8.09 of the Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Second Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

SECTION 4. Except as expressly supplemented hereby, the Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative, in each case as and to the extent provided in each applicable Senior Debt Document.

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ], as Designated Senior Representative,

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Acknowledged by:

JO-ANN STORES, LLC, as Borrower

By:
Name:
Title:

NEEDLE HOLDINGS LLC, as Holdings

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Second Lien Intercreditor Agreement

Grantors

EXHIBIT H-2

[FORM OF]

SECOND LIEN PARI PASSU INTERCREDITOR AGREEMENT

Among

JO-ANN STORES, LLC,

NEEDLE HOLDINGS LLC,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,

as Second Lien Term Loan Agent for the Second Lien Term Loan Secured Parties,

BANK OF AMERICA, N.A.,

as Authorized Representative for the Second Lien Term Loan Secured Parties,

[                                         ]

as the Additional Pari Term Loan Debt Agent,

[                                         ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto

dated as of [            ], 20[    ]

SECOND LIEN PARI PASSU INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified from time to time, this “Agreement”), among JO-ANN STORES, LLC, an Ohio limited liability company (the “Borrower”), NEEDLE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A. (“Bank of America”), as collateral agent for the Second Lien Term Loan Secured Parties (as defined herein) (in such capacity and together with its successors in such capacity, the “Second Lien Term Loan Agent”), BANK OF AMERICA, as Authorized Representative for the Second Lien Term Loan Secured Parties (as each such term is defined below), [                    ], as collateral agent for the Additional Pari Term Loan Debt Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Additional Pari Term Loan Debt Agent”), [                    ], as Authorized Representative for the Initial Additional Pari Term Loan Debt Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the other Additional Pari Term Loan Debt Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Administrative Agent (for itself and on behalf of the Second Lien Term Loan Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Pari Term Loan Debt Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Pari Term Loan Debt Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Second Lien Term Loan Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the Amended and Restated ABL Intercreditor Agreement, dated as of May 21, 2018, by and among Bank of America, as ABL Agent (as defined therein), Bank of America, as First Lien Term Agent (as defined therein), Bank of America, as Second Lien Term Agent (as defined therein) and the other parties thereto from time to time.

“Additional Pari Term Loan Debt Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Additional Pari Term Loan Debt Documents” means, with respect to the Initial Additional Pari Term Loan Debt Obligations or any Series of Additional Senior Class Debt and any Refinancing of such debt, the notes, indentures, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Term Loan Debt Documents and the Additional Pari Term Loan Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Term Loan Debt Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Term Loan Debt Obligations) has been designated as Additional Pari Term Loan Debt Obligations pursuant to Section 5.13 hereto.

“Additional Pari Term Loan Debt Obligations” means all amounts owing to any Additional Pari Term Loan Debt Secured Party (including the Initial Additional Pari Term Loan Debt Secured Parties) pursuant to the terms of any Pari Term Loan Debt Document (including the Initial Additional Pari Term Loan Debt Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Pari Term Loan Debt Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Additional Pari Term Loan Debt Secured Party” means the holders of any Additional Pari Term Loan Debt Obligations and any Authorized Representative with respect thereto, and shall include the Initial Additional Pari Term Loan Debt Secured Parties.

“Additional Pari Term Loan Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure the Additional Pari Term Loan Debt Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Second Lien Term Loan Agreement.”

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Second Lien Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Second Lien Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Second Lien Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Second Lien Term Loan Agent and (ii) from and after the earlier of (x) the Discharge of Second Lien Term Loan Debt and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Pari Term Loan Debt Agent.

“Authorized Representative” means, at any time, (i) in the case of any Second Lien Term Loan Debt or the Second Lien Term Loan Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Term Loan Debt Obligations or the Initial Additional Pari Term Loan Debt Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any Additional Senior Class Debt or Additional Senior Class Debt Parties that become subject to this Agreement after the date hereof, the Additional Senior Debt Class Representative named as the “New Representative” for such Series in the applicable Joinder Agreement.

“Bank of America” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to any Lien created pursuant to any Pari Term Loan Debt Security Document to secure one or more Series of Pari Term Loan Debt Obligations.

“Collateral Agent” means (i) in the case of any Second Lien Term Loan Debt, the Second Lien Term Loan Agent and (ii) in the case of the Additional Pari Term Loan Debt Obligations, the Additional Pari Term Loan Debt Agent.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Second Lien Term Loan Agent is the Applicable Collateral Agent, the Second

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Lien Term Loan Secured Parties and (ii) at any other time, the Series of Pari Term Loan Debt Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Term Loan Debt Obligations, the date on which such Series of Pari Term Loan Debt Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Second Lien Term Loan Debt” means, with respect to any Shared Collateral, the Discharge of the Second Lien Term Loan Debt with respect to such Shared Collateral; provided that the Discharge of Second Lien Term Loan Debt shall not be deemed to have occurred in connection with a Refinancing of such Second Lien Term Loan Debt with additional Pari Term Loan Debt Obligations secured by such Shared Collateral under an Additional Pari Term Loan Debt Document which has been designated in writing by the Administrative Agent (under the Second Lien Term Loan Agreement so Refinanced) to the Additional Pari Term Loan Debt Agent and each other Authorized Representative as the “Second Lien Term Loan Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First Lien/Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of May [    ], 2018, by and among Bank of America, as Senior Representative (as defined therein), Bank of America, as Initial Second Priority Representative (as defined therein) and the other parties thereto from time to time.

“Grantors” means Borrower, Holdings, each of the Material Domestic Subsidiaries (other than Excluded Subsidiaries, as each term is defined in the Second Lien Term Loan Agreement) and each other Subsidiary of Borrower that has granted a security interest pursuant to any Pari Term Loan Debt Security Document to secure any Series of Pari Term Loan Debt Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

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“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Term Loan Agreement” mean that certain [Indenture] [Other Agreement], dated as of [                    ], among Borrower, [the Guarantors identified therein] and [                    ], as [trustee], as amended, restated, amended and restated, extended, supplemented, Refinanced or otherwise modified from time to time.

“Initial Additional Pari Term Loan Debt Documents” means the Initial Additional Pari Term Loan Agreement, the debt securities issued thereunder, the Initial Additional Pari Term Loan Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Term Loan Debt Obligations.

“Initial Additional Pari Term Loan Debt Obligations” means the [“Obligations”] as such term is defined in the Initial Additional Pari Term Loan Security Agreement.

“Initial Additional Pari Term Loan Debt Secured Parties” means the Additional Pari Term Loan Debt Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Term Loan Debt Obligations issued pursuant to the Initial Additional Pari Term Loan Agreement.

“Initial Additional Pari Term Loan Security Agreement” means the [security agreement], dated as of the date hereof, among the Borrower, the Additional Pari Term Loan Debt Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

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“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement in the form of Annex II hereto required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.13 hereof in order to establish an additional Series of Additional Pari Term Loan Debt Obligations and add Additional Pari Term Loan Debt Secured Parties hereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, trust (deemed or statutory) or security interest in, on or of such asset, whether or not filed, recorded or otherwise perfected under applicable law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Pari Term Loan Debt Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Pari Term Loan Debt Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 90 days (throughout which 90-day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Term Loan Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Term Loan Debt Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Term Loan Debt Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Term

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Loan Debt Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent or the Second Lien Term Loan Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral, (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) at any time the Applicable Collateral Agent is stayed from pursuing enforcement actions pursuant to the First Lien/Second Lien Intercreditor Agreement.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Term Loan Debt Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Term Loan Debt Documents” means, collectively, (i) the Second Lien Term Loan Agreement and Second Lien Term Loan Collateral Documents and (ii) the Additional Pari Term Loan Debt Documents.

“Pari Term Loan Debt Obligations” means, collectively, (i) the Second Lien Term Loan Debt and (ii) each Series of Additional Pari Term Loan Debt Obligations.

“Pari Term Loan Debt Secured Parties” means (i) the Second Lien Term Loan Secured Parties and (ii) the Additional Pari Term Loan Debt Secured Parties with respect to each Series of Additional Pari Term Loan Debt Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Pari Term Loan Debt Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

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“Second Lien Term Loan Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Second Lien Term Loan Agreement” means that certain Second Lien Term Credit Agreement, dated as of May [    ], 2018 (as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among Borrower, Holdings, the Lenders from time to time party thereto, and Bank of America, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), and the other parties thereto.

“Second Lien Term Loan Collateral Documents” means the Second Lien Term Loan Security Agreement, the other Collateral Documents (as defined in the Second Lien Term Loan Agreement) and each other agreement entered into in favor of the Second Lien Term Loan Agent for the purpose of securing any Second Lien Term Loan Debt.

“Second Lien Term Loan Debt” means all “Obligations” as defined in the Second Lien Term Loan Agreement.

“Second Lien Term Loan Secured Parties” means the “Secured Parties” as defined in the Second Lien Term Loan Agreement.

“Second Lien Term Loan Security Agreement” that certain Second Lien Security Agreement, dated as of May [    ], 2018, among Borrower, Holdings, the other Grantors party thereto and the Second Lien Term Loan Agent, as amended, restated, amended and restated, extended, renewed, replaced, refinanced, supplemented or otherwise modified from time to time.

“Secured Credit Document” means (i) the Second Lien Term Loan Agreement and each Loan Document (as defined in the Second Lien Term Loan Agreement), (ii) each Initial Additional Pari Term Loan Debt Document, and (iii) each Additional Pari Term Loan Debt Document.

“Series” means (a) with respect to the Pari Term Loan Debt Secured Parties, each of (i) the Second Lien Term Loan Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Term Loan Debt Secured Parties (in their capacities as such), and (iii) the Additional Pari Term Loan Debt Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Term Loan Debt Secured Parties) and (b) with respect to any Pari Term Loan Debt Obligations, each of (i) the Second Lien Term Loan Debt, (ii) the Initial Additional Pari Term Loan Debt Obligations, and (iii) the Additional Pari Term Loan Debt Obligations incurred pursuant to any Additional Pari Term Loan Debt Document, which pursuant to any Joinder Agreement are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Term Loan Debt Obligations).

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“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Pari Term Loan Debt Obligations hold a valid and perfected security interest at such time. If more than two Series of Pari Term Loan Debt Obligations are outstanding at any time and the holders of less than all Series of Pari Term Loan Debt Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Term Loan Debt Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, amended and restated, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) the term “or” is not exclusive.

SECTION 1.03 Impairments. It is the intention of the Pari Term Loan Debt Secured Parties of each Series that the holders of Pari Term Loan Debt Obligations of such Series (and not the Pari Term Loan Debt Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Term Loan Debt Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Term Loan Debt Obligations), (y) any of the Pari Term Loan Debt Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Pari Term Loan Debt Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Term Loan Debt Obligations) on a basis ranking prior to the security interest of such Series of Pari Term Loan Debt Obligations but junior to the security interest

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of any other Series of Pari Term Loan Debt Obligations or (ii) the existence of any Collateral for any other Series of Pari Term Loan Debt Obligations that is not Shared Collateral (any such condition referred to in the foregoing clause (i) or (ii) with respect to any Series of Pari Term Loan Debt Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of Pari Term Loan Debt Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Term Loan Debt Obligations, and the rights of the holders of such Series of Pari Term Loan Debt Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Term Loan Debt Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Term Loan Debt Obligations subject to such Impairment. Additionally, in the event the Pari Term Loan Debt Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Term Loan Debt Documents or the Pari Term Loan Debt Obligations governing such Pari Term Loan Debt Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a) Subject to the First Lien/Second Lien Intercreditor Agreement, anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03, the following sentence and the First Lien/Second Lien Intercreditor Agreement), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent or any Pari Term Loan Debt Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case (including any adequate protection payments) of the Borrower or any other Grantor or any Pari Term Loan Debt Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any Pari Term Loan Debt Secured Party or received by the Applicable Collateral Agent or any Pari Term Loan Debt Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Pari Term Loan Debt Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Term Loan Debt Obligations of each Series with a valid and perfected Lien on such Shared Collateral on a ratable basis, with such Proceeds to be applied to

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the Pari Term Loan Debt Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents, provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among Pari Term Loan Debt Secured Parties and solely for purposes of this clause SECOND and not any other documents governing Pari Term Loan Debt Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Pari Term Loan Debt Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Pari Term Loan Debt Obligations of each Series of Pari Term Loan Debt Obligations shall include only the maximum amount of Post-Petition Interest on the Pari Term Loan Debt Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after payment of all Pari Term Loan Debt Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Pari Term Loan Debt Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Term Loan Debt Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Term Loan Debt Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Term Loan Debt Secured Parties for distribution in accordance with this Section 2.01(a). Subject to the First Lien/Second Lien Intercreditor Agreement, notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Pari Term Loan Debt Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Term Loan Debt Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Term Loan Debt Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Term Loan Debt Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the Pari Term Loan Debt Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Term Loan Debt Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Term Loan Debt Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any applicable real estate laws, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Term Loan Debt

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Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Term Loan Debt Secured Party hereby agrees that the Liens securing each Series of Pari Term Loan Debt Obligations on any Shared Collateral shall be of equal priority.

(d) Notwithstanding anything in this Agreement or any other Pari Term Loan Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Second Lien Term Loan Debt held by the Administrative Agent or the Collateral Agent pursuant to Section 2.16 of the Second Lien Term Loan Agreement (or any equivalent successor provision) shall be applied as specified in the Second Lien Term Loan Agreement and will not constitute Shared Collateral.

SECTION 2.02 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Subject to the First Lien/Second Lien Intercreditor Agreement, only the Applicable Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Second Lien Term Loan Agent is the Applicable Collateral Agent, no Additional Pari Term Loan Debt Secured Party shall, or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Pari Term Loan Debt Security Document, applicable law or otherwise, it being agreed that only the Second Lien Term Loan Agent, acting in accordance with the Second Lien Term Loan Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b) With respect to any Shared Collateral at any time when the Additional Pari Term Loan Debt Agent is the Applicable Collateral Agent, (i) the Applicable Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Applicable Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral other than the First Lien/Second Lien Intercreditor Agreement) from any Non-Controlling Authorized Representative (or any other Pari Term Loan Debt Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Term Loan Debt Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Applicable Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its

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security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Pari Term Loan Debt Security Document, applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Additional Pari Term Loan Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c) Subject to the First Lien/Second Lien Intercreditor Agreement, notwithstanding the equal priority of the Liens securing each Series of Pari Term Loan Debt Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Term Loan Debt Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Pari Term Loan Debt Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Term Loan Debt Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03 No Interference; Payment Over.

(a) Each Pari Term Loan Debt Secured Party agrees that (i) it will not (and shall be deemed to have waived any right to) challenge, contest, or question, or support any other Person in challenging, contesting, or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any Pari Term Loan Debt Obligations of any Series or any Pari Term Loan Debt Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Term Loan Debt Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right

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to (A) direct the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Applicable Collateral Agent, any Applicable Authorized Representative or any other Pari Term Loan Debt Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other Pari Term Loan Debt Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Applicable Collateral Agent or any other Pari Term Loan Debt Secured Party to enforce this Agreement.

(b) Subject to the First Lien/Second Lien Intercreditor Agreement, each Pari Term Loan Debt Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Term Loan Debt Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, other than this Agreement), at any time prior to the Discharge of each of the Pari Term Loan Debt Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Pari Term Loan Debt Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04 Automatic Release of Liens.

(a) If at any time the Applicable Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agent for the benefit of each Series of Pari Term Loan Debt Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

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(b) Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code, any other Bankruptcy Law, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, it is acknowledged and agreed that this Agreement constitutes an agreement within the scope of Section 510(a) of the Bankruptcy Code, including with respect to the provisions of this Article II, and all references to “Grantor” shall include any Grantor as debtor and debtor in possession (and any receiver, trustee, or other estate representative for such Grantor, as the case may be) in any Insolvency or Liquidation Proceeding.

(b) Subject to the First Lien/Second Lien Intercreditor Agreement (including Section 6.01 thereof), if the Borrower and/or any other Grantor shall become subject to a case under the Bankruptcy Code or other applicable Bankruptcy Law (a “Bankruptcy Case”) and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Term Loan Debt Secured Party (other than any Controlling Secured Party or Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Term Loan Debt Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Term Loan Debt Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Term Loan Debt Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Term

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Loan Debt Secured Parties (other than any Liens of the Pari Term Loan Debt Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Term Loan Debt Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Term Loan Debt Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Pari Term Loan Debt Secured Parties as set forth in this Agreement (other than any Liens of the Pari Term Loan Debt Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Term Loan Debt Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Pari Term Loan Debt Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that the Pari Term Loan Debt Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Term Loan Debt Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Term Loan Debt Secured Parties receiving adequate protection shall not object to any other Pari Term Loan Debt Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Term Loan Debt Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the Pari Term Loan Debt Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for avoidance or disgorgement of a preference under the Bankruptcy Code, any other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Term Loan Debt Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. Subject to the First Lien/Second Lien Intercreditor Agreement, as between the Pari Term Loan Debt Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The Pari Term Loan Debt Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document of such debt being Refinanced) of, any Pari Term Loan Debt Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

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SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) Subject to the First Lien/Second Lien Intercreditor Agreement, to the extent not required to be delivered to the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement), the Possessory Collateral shall be delivered to the Second Lien Term Loan Agent and the Second Lien Term Loan Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Term Loan Debt Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Second Lien Term Loan Agent is not the Applicable Collateral Agent, the Second Lien Term Loan Agent shall (subject to the First Lien/Second Lien Intercreditor Agreement), at the request of the Additional Pari Term Loan Debt Agent, (if not required to be delivered to the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement)) promptly deliver all Possessory Collateral to the Additional Pari Term Loan Debt Agent together with any necessary endorsements (or otherwise allow the Additional Pari Term Loan Debt Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b) The Applicable Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Term Loan Debt Documents, in each case, subject to the terms and conditions of this Section 2.09. In the event that any Pari Term Loan Debt Secured Party other than the Applicable Collateral Agent recieves any Possessory Collateral, then such Pari Term Loan Debt Secured Party shall promptly deliver such Possessory Collateral (including any Proceeds therefrom), together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, to the Applicable Collateral Agent.

(c) The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Pari Term Loan Debt Secured Party for purposes of perfecting the Lien held by such Pari Term Loan Debt Secured Parties thereon.

(d) In furtherance of the foregoing, each Grantor hereby grants a security interest in the Shared Collateral to each Collateral Agent that controls Shared Collateral for the benefit of all Pari Term Loan Debt Secured Parties which have been granted a Lien on the Shared Collateral controlled by such Collateral Agent.

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SECTION 2.10 Amendments to Security Documents.

(a) Without the prior written consent of the Second Lien Term Loan Agent, the Additional Pari Term Loan Debt Agent on behalf of itself and each other Additional Pari Term Loan Secured Party agrees that no Additional Pari Term Loan Debt Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Pari Term Loan Debt Security Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of the Additional Pari Term Loan Debt Agent in its capacity as Collateral Agent, the Second Lien Term Loan Agent agrees that no Second Lien Term Loan Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Term Loan Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Term Loan Debt Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Term Loan Debt Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Term Loan Debt Secured Party or any other Person as a result of such determination.

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ARTICLE IV

The Applicable Collateral Agent

ARTICLE 4.01 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01.

(b) Subject to the First Lien/Second Lien Intercreditor Agreement, in furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the Pari Term Loan Debt Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Term Loan Debt Documents, as applicable, pursuant to which the Applicable Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Term Loan Debt Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other Pari Term Loan Debt Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Term Loan Debt Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Term Loan Debt Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Term Loan Debt Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Term Loan Debt Obligations or any other Pari Term Loan Debt Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Pari Term Loan Debt Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Term Loan Debt Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Term Loan Debt Documents or any other agreement related thereto or to the collection of the Pari Term Loan Debt Obligations or the valuation, use, protection or release of any security for the Pari Term Loan

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Debt Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Pari Term Loan Debt Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Term Loan Debt Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Term Loan Debt Obligations for which such Collateral constitutes Shared Collateral.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Second Lien Term Loan Agent or the Administrative Agent, as set forth in Section 10.02 of the Second Lien Term Loan Agreement;

(b) if to the Additional Pari Term Loan Debt Agent or the Initial Additional Authorized Representative, to it at [●];

(c) if to any Grantor, as set forth in Section 10.02 of the Second Lien Term Loan Agreement; and

(d) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

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SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification which by the terms of this Agreement requires the Borrower’s consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, with the consent of the Borrower).

(c) Notwithstanding the foregoing, without the consent of any Pari Term Loan Debt Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and the Additional Pari Term Loan Debt Secured Parties and Additional Pari Term Loan Debt Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Additional Pari Term Loan Security Documents applicable thereto.

(d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Pari Term Loan Debt Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Pari Term Loan Debt Obligations in compliance with the Second Lien Term Loan Agreement and the other Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Pari Term Loan Debt Secured Parties, all of which are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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SECTION 5.05 Counterparts. This Agreement may be executed in e or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Term Loan Debt Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Pari Term Loan Debt Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

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(d) agrees that nothing herein shall affect the right of any other party hereto (or any Pari Term Loan Debt Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Pari Term Loan Debt Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY (ON BEHALF OF ITSELF, ANY PERSON CLAIMING BY, ON BEHALF, OR THROUGH SUCH PARTY, OR ANY PERSON ON WHOSE BEHALF SUCH PARTY IS ACTING) HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Term Loan Debt Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Pari Term Loan Debt Secured Parties in relation to one another. None of the Borrower, any other Grantor or any creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Second Lien Term Loan Agreement or any Additional Pari Term Loan Debt Documents), and none of the Borrower or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 2.10 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Term Loan Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the then extant Second Lien Term Loan Agreement and the Additional Pari Term Loan Debt Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the then extant Second Lien Term Loan Agreement

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and the Additional Pari Term Loan Debt Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Term Loan Debt Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Pari Term Loan Debt Documents, if and subject to the condition that the Authorized Representative of any such Additional Senior Class Debt (each “an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph and becomes a party to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement in accordance with the terms thereunder respectively.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement,

(i) such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Collateral Agent and Additional Senior Class Debt Representative, and, to the extent such changes increase the obligations or reduce the rights of a Grantor, by such Grantor) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Pari Term Loan Debt Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Borrower, and (y) identified in a certificate of an authorized officer the obligations to be designated as Additional Pari Term Loan Debt Obligations and the initial aggregate principal amount or face amount thereof;

(iii) all filings, recordations and/or amendments or supplements to the Pari Term Loan Debt Documents necessary or desirable in the reasonable judgment of the Additional First Lien Collateral Agent to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of the Additional First Lien Collateral Agent); and

(iv) the Additional Pari Term Loan Debt Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

25

Each Authorized Representative acknowledges and agrees that upon execution and delivery of a Joinder Agreement substantially in the form of Annex II by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Additional Pari Term Loan Debt Agent will continue to act in its capacity as Additional Pari Term Loan Debt Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14 Agent Capacities. Except as expressly provided herein or in the Second Lien Term Loan Collateral Documents, Bank of America is acting in the capacities of Administrative Agent and Second Lien Term Loan Agent solely for the Second Lien Term Loan Secured Parties. Except as expressly provided herein or in the Additional Pari Term Loan Security Documents, [                    ] is acting in the capacity of Additional Pari Term Loan Debt Agent solely for the Additional Pari Term Loan Debt Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Second Lien Term Loan Agent or the Additional Pari Term Loan Debt Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Term Loan Debt Documents represents the agreement of each of the Grantors and the Pari Term Loan Debt Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Second Lien Term Loan Agent or any other Pari Term Loan Debt Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Term Loan Debt Documents.

SECTION 5.16 ABL Intercreditor Agreement. Until such time as the Discharge of ABL Obligations (as defined in the ABL Intercreditor Agreement) has occurred with respect to the ABL Obligations (as defined in the ABL Intercreditor Agreement), the provisions of this Agreement shall be subject to the terms of the ABL Intercreditor Agreement.

SECTION 5.17 First Lien/Second Lien Intercreditor Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, UNTIL SUCH TIME AS THE DISCHARGE OF SENIOR OBLIGATIONS (AS DEFINED IN THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT) HAS OCCURRED, THE OBLIGATIONS,

26

RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER ARE SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT IN ALL RESPECTS.

27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Authorized Representative for the Second Lien Term Loan Secured Parties

By:
Name:
Title:

[ ], as Additional Pari Term Loan Debt Agent

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

28

JO-ANN STORES, LLC

By:
Name:
Title:

NEEDLING HOLDINGS LLC

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

29

ANNEX I

Grantors

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [        ] dated as of [            ], 20[    ] to SECOND LIEN PARI PASSU INTERCREDITOR AGREEMENT, dated as of [            ], 20[    ] (the “Pari Passu Intercreditor Agreement”), among JO-ANN STORES, LLC an Ohio limited liability company (the “Borrower”)), NEEDLE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries and affiliates of the Borrower (each a “Grantor”), BANK OF AMERICA, N.A., as Second Lien Term Loan Agent for the Second Lien Term Loan Secured Parties under the Pari Term Loan Debt Documents (in such capacity, the “Term Loan Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Second Lien Term Loan Secured Parties, [                    ], as Additional Pari Term Loan Debt Agent, [                    ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Borrower to incur Additional Pari Term Loan Debt Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Term Loan Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by the Pari Passu Intercreditor Agreement. Section 5.13 of the Pari Passu Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Passu Intercreditor Agreement, upon the execution and delivery by the Senior Debt Class Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Pari Passu Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement and the Pari Term Loan Debt Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 5.13 of the Pari Passu Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

Annex II

the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to it as Authorized Representative and to the Additional Senior Class Debt Parties that it represents as Additional Pari Term Loan Debt Secured Parties. Each reference to an “Authorized Representative” in the Pari Passu Intercreditor Agreement shall be deemed to include the New Representative. The Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Term Loan Debt Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent] [trustee], (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, and (iii) the Additional Pari Term Loan Debt Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement as Additional Pari Term Loan Debt Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable and documented out-of-pocket expenses in connection with this Joinder, including the reasonable and documented fees, other charges and disbursements of counsel, in each case as and to the extent provided in each applicable Secured Credit Document.

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by:

BANK OF AMERICA, N.A.,
as the Term Loan Agent and Authorized Representative,

By:
Name:
Title:

By:
Name:
Title:

[ ],
as the Additional Pari Term Loan Debt Agent and Initial Additional Authorized Representative,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

JO-ANN STORES, LLC, as Borrower

By:
Name:
Title:

NEEDLE HOLDINGS LLC, as Holdings

By:
Name:
Title:

THE OTHER GRANTORS LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Supplement to the

Second Lien Pari Passu Intercreditor Agreement

Grantors